UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2018

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation, which will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Wednesday, May 23, 2018, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We encourage you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of, and interest in, Ocwen Financial Corporation is sincerely appreciated.

Sincerely,
Phyllis R. Caldwell
Chair, Board of Directors

OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2018

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 23, 2018
Time:	9:00 a.m., Eastern Daylight Time
Location:	Embassy Suites Hotel 1601 Belvedere Road West Palm Beach, Florida 33406

PURPOSE

•	To elect seven directors for one year terms or until their successors are elected and qualified;

•
To ratify, on an advisory basis, the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2018;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed March 23, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting.

This proxy statement for our 2018 Annual Meeting of Shareholders and our Annual Report to shareholders on Form 10-K for the year ended December 31, 2017 will be available on or about April 19, 2018 on our website at www.ocwen.com in the Financial Information section under the “Shareholders” tab. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 19, 2018. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,
Michael J. Stanton
Secretary
April 19, 2018

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Ocwen Financial Corporation (“Ocwen,” the “Company,” “we,” “us,” or “our”) for use at our 2018 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment of this meeting. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 19, 2018. The Annual Meeting will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Wednesday, May 23, 2018, at 9:00 a.m., Eastern Daylight Time, for the purposes listed in the Notice of Annual Meeting of Shareholders. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

How a Proxy Works

The Board of Directors has appointed Ronald M. Faris, President and Chief Executive Officer, Timothy M. Hayes, Executive Vice President and General Counsel, and Michael J. Stanton, Senior Vice President, Deputy General Counsel and Secretary, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) - “FOR ALL” of the seven nominees for Director;

•
Proposal Two (Advisory Ratification of Appointment of Independent Registered Public Accounting Firm) - “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018;

•
Proposal Three (Advisory Resolution on Named Executive Officer Compensation) - “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”) (“Say-on-Pay”); and

•
with regard to any other business that properly comes before the meeting, in accordance with the best judgment of the management proxy holders. As of the date of this proxy statement, we do not know of any other business that may come before the Annual Meeting.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any postponement or adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice of revocation with our Secretary at the following address:
Michael J. Stanton, Secretary
c/o Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

Who May Vote at the Annual Meeting

On all matters properly presented at the Annual Meeting, each share of our common stock is entitled to one vote. All shareholders who owned our common stock as of the close of business on March 23, 2018 (the “Record Date”) are cordially invited to attend the 2018 Annual Meeting. Only shareholders of record or beneficial owners of shares of our common stock at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting or any postponement or adjournment of this meeting. If your shares are registered directly in your name with American Stock Transfer & Trust Company, Ocwen’s stock transfer agent, you are the “shareholder of record” with respect to those shares. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization (collectively, “Broker”), then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct your Broker how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name. At the close of business on the Record Date, there were 133,405,585 shares of common stock issued and outstanding.

How to Vote if you are a Shareholder of Record

If you are a shareholder of record and you have received a printed set of the proxy materials by mail, we encourage you to fill in, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. If you are a shareholder of record and attend the Annual Meeting in person, you may, if you desire, revoke your proxy in accordance with the procedures described in this Proxy Statement and vote your shares in person.

How to Give Voting Instructions if you are a Beneficial Owner of Shares held in Street Name

If you are a beneficial owner of shares held in street name, you are considered the beneficial owner of the shares, and your shares may be voted at the Annual Meeting only by the Broker that holds your shares. To instruct your Broker how your shares are to be voted at the Annual Meeting, you will need to follow the instructions provided by the Broker that holds your shares. Many Brokers offer the option of submitting voting instructions over the Internet or by telephone. You are also welcome to attend the Annual Meeting, but you may only vote in person at the Annual Meeting if you obtain and present at the Annual Meeting a legal proxy from the Broker that holds your shares, giving you the right to vote the shares in person at the meeting. Please contact your Broker for further information.

If you hold your shares in street name through a brokerage account and you do not submit instructions to your Broker about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, such as ratification of the appointment of the independent registered public accounting firm, then the rules of the New York Stock Exchange provide Brokers discretionary power to vote your shares even if you do not provide instructions. If, however, the proposal involves a “non-routine” matter, then Brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. If you do not submit voting instructions to your Broker and your Broker exercises its discretion to vote your shares on Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, your shares will constitute broker “non-votes” on each of the other proposals at the Annual Meeting, as Proposal One on the election of directors and Proposal Three on Say-on-Pay are “non-routine” matters. Therefore, it is important that you provide instructions to your Broker if your shares are held by a Broker so that your votes with respect to election of directors and Say-on-Pay are counted.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the seven nominees for director receiving a plurality of the votes cast for director will be elected as directors of Ocwen. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. You may vote in favor of or withhold authority to vote for one or more nominees for director. For Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 and Proposal Three to approve the Say-on-Pay, the proposal will be approved if the votes cast by the holders of the shares represented at the Annual Meeting and entitled to vote in favor of the action exceed the votes cast opposing the action. Because Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 and Proposal Three to approve the Say-on-Pay are advisory in nature, there is no specific requirement for approval for these proposals. It will be up to the Audit Committee and the

Compensation Committee with respect to Proposals Two and Three, as well as the Board of Directors, to determine whether and how to implement the advisory votes on the ratification of the appointment of our independent registered public accounting firm and Say-on-Pay.

Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present. For Proposal One on the election of directors, a “withhold vote” will not be counted in determining the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected, and candidates only need a single “for” vote to be elected. Abstentions will not be counted as votes cast with respect to Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 or Proposal Three to approve the Say-on-Pay and therefore will not be counted in determining the outcome of those proposals. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will be counted as present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast with respect to Proposal One on the election of directors or Proposal Three to approve the Say-on-Pay and therefore will not be counted in determining the outcome of those proposals presented for your vote.

Annual Meeting Admission
For information on attending the Annual Meeting and voting in person, please contact us at shareholderrelations@ocwen.com. If you wish to attend the Annual Meeting in person, you must notify us no less than seven days in advance at shareholderrelations@ocwen.com so that we can make appropriate arrangements to accommodate attendees (i.e., you must notify us at shareholderrelations@ocwen.com on or before May 16, 2018 in order to attend our shareholder meeting). You must also present a form of government-issued personal identification (e.g., driver’s license or passport) and proof of ownership as of the Record Date to be admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, a recent brokerage statement or a letter from your Broker are examples of proof of ownership. Only shareholders of record will be permitted to vote at the meeting unless a beneficial owner obtains and presents at the Annual Meeting a legal proxy from the Broker that holds such beneficial owner’s shares, giving the beneficial owner the right to vote the shares in person at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eleven members with the exact number to be fixed by our Board of Directors. Effective May 22, 2017, our Board of Directors fixed the number of directors at eight and we currently have eight directors. As Ronald M. Faris is retiring from the Board of Directors at the Annual Meeting, our Board of Directors has fixed the number of directors at seven, effective at the commencement of the Annual Meeting.

We are proposing the seven nominees listed below for election as directors at the Annual Meeting. All nominees currently serve as our directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee. As disclosed in the Company’s current report on Form 8-K filed April 19, 2018, the Board of Directors has determined to appoint Glen Messina as a member of the Company’s Board of Directors effective upon the date of the Company’s planned merger with PHH Corporation.

Each of the nominees listed below has consented to being named in this proxy statement and to serving as a director, if elected. If any nominee is unable to or will not stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. As of the date of this proxy statement, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as a director if elected.

Nominees for Director

The following sets forth certain information concerning our director nominees, including his or her principal occupation for at least the last five years, additional biographical information and specific qualifications of each director:

Phyllis R. Caldwell. Ms. Caldwell became Chair of the Board of Directors on March 15, 2016. Ms. Caldwell has been a Director of Ocwen since January 2015. Ms. Caldwell is founder and managing member of Wroxton Civic Ventures LLC, which provides advisory services on various financial, housing and economic development matters, a position she has held since January 2012. Previously, Ms. Caldwell was Chief Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women's Foundation. Prior to such time, Ms. Caldwell held various leadership roles in commercial real estate finance during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of both American Capital Senior Floating, Ltd., a publicly traded business development company, and City First Bank of DC. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve as a member of our Board of Directors due to her extensive experience in the housing and financial services industries, both in the private sector and as a senior government official, and her experience as a board member of another public company in the financial services industry.

Alan J. Bowers. Mr. Bowers has served as a Director of Ocwen since May 2015. Mr. Bowers has also served as a Director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, since December 2010, serves as its Lead Director, and serves on its Audit Committee and its Nominating and Corporate Governance Committee (Chair). Mr. Bowers also serves on the board and as Audit Committee Chair of La Quinta Inns & Suites, a publicly traded hotel chain. Mr. Bowers previously served on the Board of Quadel Consulting Corp., a privately-held government contract manager and consulting firm from July 2005 to June 2015 and as Audit Chair of American Achievement Corp., a privately-held manufacturer and distributer of graduation products from August 2006 to March 2016. Prior to Mr. Bowers' retirement in 2005, he was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance company, from 1995 to 1999. Mr. Bowers previously served on the boards and as Audit Committee Chair of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013);

Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a Certified Public Accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and as a Staff Accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master of Business Administration from St. John's University.

Mr. Bowers brings to our Board over thirty years of experience in accounting and executive management, including experience on the audit committees of private companies and Securities and Exchange Commission registrants. Mr. Bowers’ accounting expertise and diverse corporate management experience are assets to our Board.

Jacques J. Busquet. Mr. Busquet has served as a Director of Ocwen since January 2016. Mr. Busquet was formerly Chief Risk Officer and Managing Director of Natixis North America LLC and a member of its Executive Committee from April 2008 to February 2015. Prior to that, Mr. Busquet was Executive Vice President and member of the Executive Committee of Calyon Americas (formerly Credit Lyonnais Americas) in charge of Risks, Compliance, Legal, Regulatory Affairs and Asset Recovery from 1998 to March 2008. Since July 1, 2016, Mr. Busquet has served as a director of Mizuho Americas LLC, the US Bank Holding Company of Mizuho Financial Group, Inc. Since 2005, Mr. Busquet has served as a director of Prolitec Inc., a privately-held commercial air scenting company. From 2012 to March 2015, Mr. Busquet was a trustee of the Institute of International Bankers. From 2003 to 2009, Mr. Busquet was a trustee of the African Wildlife Foundation and the Chair of its Audit Committee for two years.  Mr. Busquet has a Master of Business Administration in Finance from each of The Wharton School of the University of Pennsylvania and Hautes Études Commerciales (HEC), Paris.

With his broad experience as an officer in charge of risks in his prior positions, Mr. Busquet brings to our Board valuable insight into risk management and compliance issues. His experience working in financial institutions provides him with a deep understanding of the financial services industry. We also benefit from his corporate management experience.

Carol J. Galante. Ms. Galante has served as a Director of Ocwen since February 2016. She is currently the I. Donald Terner Distinguished Professor in Affordable Housing and Urban Policy, the Faculty Director of the Terner Center for Housing Innovation and Co-Chair of the Policy Advisory Board of the Fisher Center of Real Estate and Urban Economics at the University of California, Berkeley, which she joined as a faculty member in January 2015. Ms. Galante served in the Obama Administration as the Commissioner of the Federal Housing Administration (FHA) and as Assistant Secretary for Housing from July 2011 to October 2014 (Acting Assistant Secretary from July 2011 until confirmed by the U.S. Senate in December 2012), and as Deputy Assistant Secretary, Office of Multifamily Housing programs from May 2009 to July 2011. From 1996 to 2009, Ms. Galante was President and Chief Executive Officer of BRIDGE Housing Corporation, a non-profit developer of affordable, mixed-income and mixed-use developments in California. From 1987 to 1996, Ms. Galante was Executive Vice President of BRIDGE Housing Corporation. Ms. Galante has a Bachelor of Arts from Ohio Wesleyan University and a Master of City and Regional Planning from the University of California, Berkeley.

Ms. Galante was selected to serve on our Board because of her extensive knowledge of the housing industry as an academic, senior government official and officer of a non-profit developer. With her broad range of experience, Ms. Galante is able to offer valuable perspectives on the issues facing our business and industry.

Robert J. Lipstein. Mr. Lipstein has served as a Director of Ocwen since March 2017. Mr. Lipstein was formerly a partner with KPMG LLP and served as the Global IT Partner in Charge of Business Services from 2014 to 2016 and as an Advisory Business Unit Partner in Charge for its Mid-Atlantic Region from 2009 to 2014. His career at KPMG LLP began in 1977. In January 2017, he became a director at CrossCountry Consulting, a privately-held consulting firm that focuses on corporate advisory services. Since January 2013, he has served as an Advisory Board Member of the Weinberg Center for Corporate Governance at the University of Delaware. Mr. Lipstein has a Bachelor of Science in Accounting from the University of Delaware.

Mr. Lipstein was selected to serve on our Board of Directors because he brings over thirty years of diversified experience in various business roles, including leadership in audit, corporate governance, information technology and enterprise risk management. While serving in these leadership roles, Mr. Lipstein had the opportunity to gain relevant experience by counseling various companies in the financial services industry.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in

Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Dynex Capital Inc., a publicly traded real estate investment trust, since December 2013 where he serves on the Audit and Compensation Committees. Mr. Salcetti served on the Board of Directors of Cherry Hill Mortgage Investment Corporation, a publicly traded residential real estate finance company, from October 2013 to June 2015 where he served as a member of the Audit, Compensation and Nomination/Governance Committees.

Mr. Salcetti was selected to serve as a member of our Board of Directors because he brings over thirty-five years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective.

DeForest B. Soaries Jr. Dr. Soaries has served as a Director of Ocwen since January 2015. Dr. Soaries has served as Senior Pastor of First Baptist Church of Lincoln Gardens since 1990. He formerly served as New Jersey Secretary of State from 1999 to 2002 and as Chair of the United States Election Assistance Commission from 2004 to 2005. Dr. Soaries was a director of New Era Bank from 1996 to 1998. He currently serves as an independent director at Independence Realty Trust, a publicly traded real estate investment trust, a position he has held since February 2011 and is Chair of the Compensation Committee. Dr. Soaries has also served as an independent director of the Federal Home Loan Bank of New York since January 2009, where he is Vice Chair of the Compensation and Human Resources Committee and also serves as a member of the Technology Committee and the Housing Committee. Dr. Soaries earned a Bachelor of Arts from Fordham University, a Master of Divinity from Princeton Theological Seminary and a Doctor of Ministry from United Theological Seminary.

Dr. Soaries was selected to serve as a member of our Board of Directors due to his experience in the financial services industry, including as a board member of a public financial services company. Dr. Soaries brings a unique perspective as a religious and community leader focused on the issues facing struggling borrowers and communities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Each director is expected to dedicate sufficient time, energy and attention to ensure diligent performance of his or her duties, including by attending annual and special meetings of the shareholders of the Company, and meetings of the Board and Committees of which he or she is a member.

Our Board of Directors held 24 meetings and acted by unanimous written consent three times in 2017. Each incumbent director attended at least 75% of the aggregate of these meetings and all meetings held by all committees of our Board of Directors on which he or she served during 2017. Directors are expected to attend the annual meeting of shareholders and a director who is unable to attend a meeting is expected to notify the Company Secretary in advance of such meeting. Our 2017 Annual Meeting of Shareholders was attended by all directors in office on the date thereof.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors review independence upon appointment and annually review the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to a questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s review and findings, the Nomination/Governance Committee and our Board of Directors have determined that each of Mses. Caldwell and Galante and Messrs. Bowers, Busquet, Lipstein and Salcetti and Dr. Soaries are independent directors. Mr. Faris, who is retiring as a Director at the Annual Meeting, is not independent due to serving as Ocwen’s President and Chief Executive Officer. In addition, our Board of Directors previously determined that Mr. Ronald J. Korn was an independent director during his service as a director through May 22, 2017.

Annual Board Evaluation

Our Corporate Governance Guidelines and Nomination/Governance Committee Charter provide that the Nomination/Governance Committee will oversee an annual self-assessment of the performance of the Board of Directors as a whole, performance of each individual director, as well as the performance of each committee of the Board of Directors. The evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions and to identify opportunities for improving their operations and procedures. Our 2017 performance self-assessments were conducted in the first quarter of 2018.

Board Leadership Structure

Our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chair of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chair is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors until his retirement. As Chair of the Board, Ms. Caldwell leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, a Nomination/Governance Committee, a Risk and Compliance Committee, and an Executive Committee. The table below lists the current members of each of these committees. A brief description of each committee is provided below the table.

Name	Age(1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Risk and Compliance Committee	Executive Committee
Alan J. Bowers	63	2015	X(2)			X
Jacques J. Busquet	69	2016		X		X(2)
Phyllis R. Caldwell	58	2015			X(2)		X(2)
Ronald M. Faris	55	2003					X(3)
Carol J. Galante	63	2016			X	X
Robert J. Lipstein	62	2017	X	X
Robert A. Salcetti	63	2011	X			X(2)	X
DeForest B. Soaries, Jr.	66	2015		X(2)	X

(1)	As of April 6, 2018

(2)	Committee Chair (or Co-Chair)
(3) In connection with his retirement from our Board of Directors at the Annual Meeting, Mr. Faris will step down from the
Executive Committee.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to matters involving accounting, auditing, financial reporting and internal control, among other things. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Bowers (Chair), Lipstein and Salcetti. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission. No current member of the Audit Committee serves on the audit committee of more than three public companies.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Audit Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met 11 times in 2017.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews and approves all executive compensation plans and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the President and Chief Executive Officer, evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan, under which no new awards may be granted but previously granted awards remain outstanding, and the 2017 Performance Incentive Plan. The Compensation Committee has the authority to retain, at the Company’s expense, compensation consultants, independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may form and delegate authority to subcommittees when it deems it to be appropriate. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Dr. Soaries (Chair) and Messrs. Busquet and Lipstein. Each of these directors is independent as independence for Compensation Committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Compensation Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met 11 times in 2017.

Compensation Committee Interlocks and Insider Participation. Dr. Soaries and Messrs. Busquet and Lipstein served as members of the Compensation Committee during 2017. In addition, our former director Ronald J. Korn served as a member of the Compensation Committee prior to his retirement from our Board in May 2017. None of such members were, at any time during the 2017 fiscal year or at any previous time, an officer or employee of the Company. None of our executive officers have served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2017 fiscal year. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. See “Business Relationships and Related Party Transactions.”

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to director composition, procedures and committees, recommends a set of corporate governance principles to our Board and oversees the evaluation of our Board of Directors and our management.

The current members of the Nomination/Governance Committee are Ms. Caldwell (Chair), Ms. Galante and Dr. Soaries. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Nomination/Governance Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met eight times in 2017.

Risk and Compliance Committee. The Risk and Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) identification of risks that could affect the ability of the Company to achieve its strategies and preserve its assets, (2) establishment of an enterprise risk management infrastructure to identify, measure, monitor and report on the risks the Company faces, (iii) establishment and oversight of our compliance function, including our compliance management system, and (iv) oversight of our compliance with applicable laws, rules and regulations governing our consumer-oriented businesses, including Federal consumer financial laws and applicable state laws. The Risk and Compliance Committee also provides assistance to the Board of Directors with the review, approval and oversight of related party transactions pursuant to our Related Party Transactions Approval Policy.

The current members of the Risk and Compliance Committee are Messrs. Salcetti (Co-Chair), Busquet (Co-Chair), and Bowers and Ms. Galante, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange.

Prior to January 2018, we maintained a separate Risk Committee and Compliance Committee. In 2017, the Risk Committee met seven times and acted once by written consent, and the Compliance Committee met five times.

In January 2018, following a review by the Nomination/Governance Committee which took into consideration, among other factors, best practices within the industry, the approach taken at other financial services companies and optimal reporting lines for Ocwen risk and compliance executives, the Board determined that more effective oversight of Ocwen’s risk and compliance functions could be achieved by combining the Risk Committee and the Compliance Committee into a single committee.

Our Risk and Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Risk and Compliance Committee will review its charter annually and may review it more frequently, as needed. When circumstances require, the charter will be amended and the revised version posted on our website.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors, if necessary. The current members of the Executive Committee are Ms. Caldwell (Chair) and Messrs. Faris and Salcetti.

In addition to the standing committees, the Board of Directors also had a Transactions Review Committee.

Transactions Review Committee. The Transactions Review Committee of our Board of Directors was created by the Board upon recommendation of the Nomination/Governance Committee to oversee and direct our management’s work in relation to the negotiation of our Agreement and Plan of Merger with PHH Corporation, which was announced in February 2018, and related business matters. The Board of Directors determined that it was appropriate to dissolve the Transactions Review Committee in April 2018.

Prior to its dissolution, the members of the Transactions Review Committee were Mr. Bowers (Chair), Mr. Salcetti and Ms. Galante, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. This Committee met five times in 2017.

Other Committees.

Our Board of Directors has the authority to form additional standing or temporary committees, such as the Transactions Review Committee described above, and delegate appropriate authority to such committees if and when the Board determines that it is advisable to do so. In the past, such committees have also included a Special Litigation Committee authorized to evaluate and determine a response to shareholder demands.

In addition, the Board may, from time to time, determine that a standing committee should be dissolved or re-organized in order to more efficiently serve the Company’s corporate governance needs. In March 2017, the Board dissolved our Independent Review Committee and re-allocated such committee’s responsibilities to the Risk Committee. As discussed above, in 2018, the Board determined that more effective oversight of Ocwen’s risk and compliance functions could be achieved by combining the Risk Committee and the Compliance Committee into a single committee.

Director Nomination Process

The Nomination/Governance Committee periodically assesses the appropriate size and composition of the Board of Directors and considers whether any vacancies on the Board of Directors are anticipated. The Nomination/Governance Committee may consider the merits of potential director candidates as part such assessments. If vacancies are anticipated, various potential candidates for director are identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

Since January 1, 2015, the Nomination/Governance Committee has recommended, and the Board of Directors has appointed, six new independent directors, including two new independent directors appointed in 2016 and one new independent director appointed in 2017. Effective May 22, 2017, the size of our Board of Directors was fixed at eight, seven of whom are independent directors. As Ronald M. Faris is retiring from the Board of Directors at the Annual Meeting, our Board of Directors has fixed the number of directors at seven, effective at the commencement of the Annual Meeting.

In evaluating nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for directors under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have reached the age of 78 may not be nominated, although this requirement may be waived in particular cases at the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits. The Company’s general policy is to limit the number of other public company boards of directors upon which a director may sit to four. The Board of Directors retains discretion to appoint or nominate for election by the shareholders individuals who sit on more than four other public company boards of directors if the Board of Directors considers the addition of such individual to the Board of Directors to be in the best interests of the Company and its shareholders. Our Nomination/Governance Committee evaluates all of the factors outlined above, as well as any other factors it deems to be appropriate, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. It is the policy of our Nomination/Governance Committee to consider candidates for director recommended by shareholders, but the Nomination/Governance

Committee has no obligation to recommend such candidates. A copy of our Corporate Governance Guidelines is available on our website at www.ocwen.com.

Pursuant to the Board of Director’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends director nominees to the Board of Directors. We view diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time-to-time, as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview process, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation of the Nomination/Governance Committee. Should a shareholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders has put forth any Director nominees for the Annual Meeting.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you may do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications, as well as a detailed explanation as to why such proposed nominee should be a director. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders who desire to recommend director candidates for consideration by our Board of Directors in connection with the next annual meeting of shareholders should submit their written recommendation in the manner described and by the deadline set forth in Section 2.2 of our Bylaws, and as described further under “Submission of Shareholder Proposals for 2019 Annual Meeting.”

Prohibition against Short Sales, Hedging and Margin Accounts

Our Insider Trading Prevention Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to help ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, board of director and committee composition, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.ocwen.com. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and recommends amendments to the Board of Directors for approval.

The Board of Directors has also adopted a Clawback Policy as further described under “Clawback Policy” in the “Executive Compensation” section below.

Executive Sessions of Non-Management Directors

Ms. Caldwell chairs executive sessions of the full Board of Directors. Our non-management directors met in executive sessions of the full Board without management nine times in 2017. In addition, our Audit, Compensation, Nomination/Governance and Risk and Compliance Committees met in executive session at each regularly scheduled quarterly meeting and on other occasions when the members believed it was advisable to do so.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deems appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Service or product complaints

•	Service or product inquiries

•	New service or product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal, repetitive, irrelevant to the Board of Directors or similarly unsuitable will be excluded, provided that any communication that is filtered out will be made available to any non-management director upon request.

You may also write to our Board of Directors through our website at http://shareholders.ocwen.com/contactBoard.cfm.
Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

One of our Board of Directors’ key responsibilities is the oversight of risk associated with the Company. Certain of these responsibilities have been delegated to specific Committees, in which case the Board oversees the work of the Committee. As discussed above, our Risk and Compliance Committee is responsible for reviewing the Company’s enterprise risk management framework, and regularly meets with the Chief Risk Officer to discuss risk exposures and mitigation plans. This Committee monitors the Company’s evaluation and management of risks, including regulatory compliance risks and cybersecurity risks, through reviews with management and it reviews and approves related party transactions. The Audit Committee monitors the Company’s financial risks through regular reviews of the Company’s financial activities with management and internal and external auditors. The Nomination/Governance Committee monitors the Company’s governance risk by regular review with management. The Compensation Committee monitors the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, including our Chief Risk Officer and our Chief Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Board of Directors and its Committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2017 by each member of our Board of Directors who was not employed by us or one of our subsidiaries and who served as a director during fiscal year 2017 (our “non-management directors”).

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	All Other Compensation (4)	Total ($)
Phyllis R. Caldwell	212,649	100,000	60,000	372,649
Alan J. Bowers	174,679	100,000	60,000	334,679
Jacques J. Busquet	150,092	100,000	60,000	310,092
Carol J. Galante	127,600	100,000	60,000	287,600
Ronald J. Korn (5)	42,707	—	60,000	102,707
Robert J. Lipstein	108,187	100,000	15,342	223,529
Robert A. Salcetti	165,457	100,000	—	265,457
DeForest B. Soaries, Jr.	153,040	100,000	—	253,040

(1)
Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2017 under the 2017 Performance Incentive Plan (the “2017 Plan”) computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the closing price of our common stock on the New York Stock Exchange on the date of grant of the awards.

(2)
On May 24, 2017, our non-management directors received equity awards under the 1996 Stock Plan for Directors, under which we granted equity awards prior to our adoption of the 2017 Plan, for their service for the 2017-2018 term. Each award had a grant date fair value totaling $100,000. Ms. Caldwell and Messrs. Bowers, Busquet, and Lipstein and Dr. Soaries each received 37,175 restricted shares of common stock. Ms. Galante and Mr. Salcetti each received 37,175 restricted share units as a result of their election to defer receipt of their equity compensation pursuant to the Deferral Plan for Directors as discussed below.

(3)
Our non-management directors have no shares subject to option awards or other equity awards outstanding as of December 31, 2017, other than the restricted share units issued to Directors deferring their equity compensation pursuant to the Deferral Plan for Directors.

(4)
In June 2017, each of our non-management directors who served during 2016 (which includes Mr. Korn and our present non-management directors other than Mr. Lipstein) received a cash payment of $60,000 in lieu of the vesting of restricted stock each director would have otherwise received for director service during the 2016-2017 term, as discussed in further detail in the “Equity Compensation” section below. Mr. Lipstein, who was appointed as a director effective March 17, 2017, received $15,342 for his service effective from the date of appointment through the unexpired portion of the 2016-2017 term. Because Mr. Salcetti and Dr. Soaries elected to defer their 2016 equity grant, each will receive the $60,000 cash payment in lieu of equity at the time their deferred 2016 equity award is delivered.

(5)	Mr. Korn resigned as a director effective May 22, 2017.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for determining the form and amount of compensation for our non-management directors. Mr. Faris, our management director, does not receive an annual retainer or any other compensation for his service on the Board of Directors. Non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

We provide the following annual cash compensation to our non-management directors in quarterly installments (except as noted below):

•	a retainer of $100,000;

•	an additional $75,000 to the Chair of the Board;

•	an additional $30,000 to the Audit Committee, Compensation Committee, and Risk and Compliance Committee Chairs;

•	an additional $15,000 to the Nomination/Governance Committee Chair; and

•	an additional $12,500 to all Audit Committee, Compensation Committee, and Risk and Compliance Committee members (other than the Chairs).

The Transactions Review Committee operated from August 2017 through April 2018. The Transactions Review Committee Chair received a single lump sum payment of $17,500 for the term of the committee’s work and its members received a single lump sum payment of $12,500.

As previously mentioned in the “Committees of the Board of Directors” section, the Special Litigation Committee was dissolved in March 2017 and the Independent Review Committee was dissolved in May 2017. When it operated, the Special Litigation Committee Chair received an annual fee of $20,000 and the Special Litigation Committee members received an annual fee of $12,500. When it operated, the Independent Review Committee Chair received an annual fee of $15,000 and the Independent Review Committee members received an annual fee of $7,500.

In addition, our directors receive per-meeting fees of $1,000 per meeting for each meeting in excess of eight meetings of the Board of Directors a year. Similarly, each member of the Compensation Committee receives an additional $1,000 for attending each meeting of the Compensation Committee in excess of eight annually. Our other committee members are not compensated on a per-meeting basis.

Equity Compensation

Prior to May 2017, under the 1996 Directors Plan, we provided our non-management directors an annual award of restricted shares of common stock for their service on our Board of Directors from the date of their election to the anniversary of the date of our previous year’s annual meeting of shareholders. The restricted shares were granted each year following the annual meeting of shareholders to each non-management director who was elected to the Board of Directors. The intended grant date fair value of the annual award for each non-management director was $100,000. Following the 2016 Annual Shareholder Meeting, there were insufficient shares of common stock available to cover the equity awards otherwise contemplated by the 1996 Directors Plan. In May 2016, our Compensation Committee approved the grant date value of the annual equity compensation for non-management directors at $40,000 for the grants in connection with the Company’s 2016 annual meeting. To make up the difference between the grant date value of those awards and the intended $100,000 value, the Compensation Committee approved that each non-management director would be paid $60,000 in cash when the restricted stock awarded in connection with the Company’s 2016 annual meeting vested in June 2017. The number of shares of common stock that were to be awarded was determined based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on the date of grant.

A non-management directors’ right to ownership in shares of restricted stock granted under the 1996 Directors Plan vested on the first day of the month immediately following the expiration of the restriction period (which begins on the grant date and continues through the last day of the grant year) for such shares if the director has attended an aggregate of at least seventy-five percent of all meetings of the Board of Directors and committees of which the director is a member during such period. In the event that the director has attended less than an aggregate of at least seventy-five percent of all such meetings, such director’s right to ownership will vest on a pro rata basis according to the director’s actual attendance percentage, with the remaining shares forfeited. Shares of restricted stock are not transferable, are subject to forfeiture during the restriction period and are subject to a mandatory holding period thereafter, subject in each case to certain exceptions.

In May 2017 at our 2017 Annual Shareholder Meeting, our shareholders approved the 2017 Performance Incentive Plan (the “2017 Plan”). Under the 2017 Plan, following the 2017 Annual Shareholder Meeting, each non-management member of the Board of Directors was granted an equity award with a grant date fair value of $100,000, subject to the same attendance-related vesting requirements described above.

Equity awards were granted in the form of restricted shares, or if directors elected to defer their shares, the awards were granted in the form of restricted stock units payable following the applicable deferral period in stock.

Following our 2018 Annual Shareholder Meeting, each non-management member of the Board of Directors will again be granted an equity award with a grant date fair value of $100,000, subject to their election to defer, as described further below.

Deferral Plan for Directors
The Ocwen Financial Corporation Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.

Each director electing deferral must specify the payment date at the time of election for any share units credited as a result of that election as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least thirty days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with performing their duties, including attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Compensation Committee from time to time.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers. As previously announced, Mr. Faris will retire from our Board of Directors at the Annual Meeting, following which none of our executive officers will be serving on the Board of Directors. Our executive officers are appointed annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for the appointment of any person as an executive officer except that, as disclosed in the Company’s current report on Form 8-K filed April 19, 2018, the Board of Directors has determined to appoint Glen Messina as the Company’s President and Chief Executive Officer effective upon the date of the Company’s planned merger with PHH Corporation. None of our directors and/or executive officers is related to any other director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position(1)
Ronald M. Faris	55	President and Chief Executive Officer
Scott W. Anderson	49	Executive Vice President and Chief Servicing Officer
Michael R. Bourque, Jr.	40	Executive Vice President and Chief Financial Officer
John V. Britti	58	Executive Vice President and Chief Investment Officer
Catherine M. Dondzila	55	Senior Vice President and Chief Accounting Officer
Timothy M. Hayes	62	Executive Vice President and General Counsel
Peter Moenickheim	53	Executive Vice President and Chief Risk Officer
Arthur C. Walker, Jr.	47	Senior Vice President, Global Tax

(1) All age and position information set forth herein is as of April 6, 2018.

The principal occupation for at least the last five years, as well as certain other biographical information, for each of our Executive Officers who is not a director are set forth below.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003. As previously announced, he will retire as a Director at our Annual Meeting but will continue to serve as President and Chief Executive Officer through June 30, 2018. He has served as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

Scott W. Anderson. Mr. Anderson has served as Executive Vice President and Chief Servicing Officer since 2009, and his career with Ocwen has spanned over twenty years. Prior to his current role, he served as Senior Vice President, Residential Assets since November 2001. Prior to joining Ocwen in November 1993, Mr. Anderson was employed by CIGNA. He holds a Bachelor of Arts in Economics from Bowdoin College.

Michael R. Bourque, Jr. Mr. Bourque has served as Executive Vice President and Chief Financial Officer since June 2014. Prior to joining Ocwen, Mr. Bourque spent fifteen years in various financial leadership positions in the General Electric Company, spanning both GE's industrial businesses as well as GE Capital. Most recently, from 2013 to April 2014, Mr. Bourque served as Chief Financial Officer for GE Distributed Power, a business within GE Power & Water. Prior to that he served in other CFO, financial planning and analysis and internal audit roles at General Electric. Mr. Bourque holds a Bachelor of Arts in Mathematics from the College of the Holy Cross in Worcester, Massachusetts, and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Investment Officer since June 2014. From September 2016 to February 2017, he served as the Interim Head of Risk Management. He previously served as Chief Financial Officer from March 2012 to June 2014 and Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011 to March 2012. He has been with Ocwen since January 2011. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in its financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Master of Business Administration from Dartmouth’s Amos Tuck School.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since March 2013. Prior to joining Ocwen, Ms. Dondzila held various positions at Residential Capital LLC, including Controller and Chief Accounting Officer, from 2007 to February 2013, and served as Senior Vice President, Business Area Controller and Finance Transformation at Federal Home Loan Mortgage Corporation from 2004 to 2006, as Senior Managing Director, Business Unit Controller Fixed Income Sales and Trading at Bear Sterns & Co., Inc. from 1992 to 2004 and as Senior Manager at Deloitte & Touche from 1984 to 1991. Ms. Dondzila graduated from Washington University, St. Louis, with a Bachelor of Science in Business Administration with concentrations in Accounting and Finance.

Timothy M. Hayes. Mr. Hayes has served as Executive Vice President and General Counsel of Ocwen since April 2013. Prior to this role, Mr. Hayes served as Chief of Staff to the Chief Executive Officer of Homeward Residential, Inc., a subsidiary of Ocwen since June 2012. From January 2010 to November 2011, Mr. Hayes was Executive Vice President and General Counsel of the Financial Services Division of American International Group, Inc., and from July 2009 through January 2010 was General Counsel of American General Financial Services, Inc., a subsidiary of AIG. Mr. Hayes previously served as Executive Vice President and General Counsel of Citi Residential Lending, Inc., and predecessor companies from 2005 through 2008. Mr. Hayes previously served in other legal roles in the financial services industry. Mr. Hayes holds a Bachelor of Arts from the College of the Holy Cross and a Juris Doctor/Master of Business Administration from Southern Methodist University, and is a member of the State Bar of Texas.

Peter Moenickheim. Mr. Moenickheim has served as Executive Vice President and Chief Risk Officer since January 2017. From 2014 through 2016, Mr. Moenickheim held positions with Santander Consumer, USA including Chief Operational Risk Officer and Chief Risk Officer. From 2009 to 2014, Mr. Moenickheim held various leadership positions with JPMorgan Chase & Co., including the role of Chief Control Officer for their global consumer operations. Prior to that he served as Chief Risk Officer for ThinkCash, as well as the Nationwide Bank, a subsidiary of Nationwide Insurance. He holds a Bachelor of Arts in Economics from Princeton University.
Arthur C. Walker, Jr. Mr. Walker serves as our Senior Vice President, Global Tax and has been with Ocwen since August 2013. In that capacity he leads all the tax department functions for Ocwen. Mr. Walker has over nineteen years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for fourteen years. Mr. Walker has advised companies in many different industries throughout his career including technology, software, service provider, pharmaceutical, financial services, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration from Georgetown University’s McDonough School of Business and a Juris Doctor and Master of Laws in Taxation from Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

•	each of our directors and director nominees;

•	each named executive officer; and

•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen Corporate Headquarters at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to beneficially own more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors and executive officers and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 133,912,425 shares of our common stock outstanding as of April 16, 2018, unless otherwise noted.

Shares Beneficially Owned(1)
Name and Address of Beneficial Owner:	Amount of Beneficial Ownership	Percent of Class
Leon G. Cooperman (2) St. Andrew’s Country Club 7118 Melrose Castle Lane Boca Raton, FL 33428	15,924,184	11.9%
D. John Devaney(3) 240 Crandon Boulevard, Suite 167 Key Biscayne, FL 33149	12,951,161	9.7%
Deer Park Road Management Company, LP(4) 1195 Bangtail Way Steamboat Springs, CO 80487	12,691,147	9.5%
William C. Erbey(5) P.O. Box 25437 Christiansted, VI 00824	10,340,361	7.5%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	8,215,331	6.1%
BlackRock Inc.(7) 55 East 52nd Street New York, NY 10055	6,933,425	5.2%

Directors and Named Executive Officers:
Scott W. Anderson(8)	196,147	*
Michael R. Bourque, Jr.(9)	149,286	*
Alan J. Bowers	66,943	*
John V. Britti (10)	211,010	*
Jacques J. Busquet	64,445	*
Phyllis R. Caldwell	69,316	*
Ronald M. Faris(11)	1,930,488	1.4%
Carol J. Galante (12)	25,544	*
Robert J. Lipstein	37,175	*
Robert A. Salcetti(13)	19,928	*
DeForest B. Soaries, Jr.(14)	37,175	*
Arthur C. Walker, Jr.(15)	82,031	*
All Current Directors and Executive Officers as a Group (15 persons)(16)	3,072,639	2.3%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of April 16, 2018 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.

(2)
Based solely on information contained in a Form 4 filed with the Securities and Exchange Commission on March 2, 2018 reporting securities beneficially owned on such date. Includes 3,680,644 shares held in the account of Omega Capital Partners, LP, a private investment entity over which Mr. Cooperman has investment discretion, 2,171,039 shares held in the account of Omega Equity Investors, LP, a private investment entity over which Mr. Cooperman has investment discretion, 963,980 held in the account of Omega Capital Investors, LP, a private investment entity over which Mr. Cooperman has investment discretion, 1,750,666 held in the account of Omega Overseas Partners Ltd, a private investment entity over which Mr. Cooperman has investment discretion, 5,857,855 shares held in the account of Omega Credit Opportunities Master Fund L.P., a private investment entity over which Mr. Cooperman has investment discretion, and 500,000 shares held in the account of Mrs. Toby Cooperman over which Mr. Cooperman has investment discretion. Mr. Cooperman disclaims beneficial ownership of all of the foregoing securities. Also includes 1,000,000 shares held directly by Mr. Cooperman.

(3)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2018, reporting securities deemed to be beneficially owned as of December 31, 2017 by D. John Devaney, United Aviation Holdings, Inc. (“UAHI”), United Capital Markets Holding, Inc. (“UCMHI”), and United Real Estate Ventures, Inc. (“UREVI”). UCMHI is the beneficial owner of 5,109,991 shares indirectly through UAHI, a wholly-owned subsidiary of UCMHI. Mr. Devaney controls UAHI and UCMHI and therefore may be deemed to be the beneficial owner of the 8,133,108 shares owned directly and indirectly by UAHI and UCMHI. Mr. Devaney may also be deemed to be the beneficial owner of 5,109,991 shares controlled personally and through retirement accounts.

(4)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018, reporting securities deemed to be beneficially owned as of December 31, 2017, by Deer Park Road Management Company, LP (“Deer Park”); Deer Park Road Management GP, LLC (“DPRM”); Deer Park Road Corporation (“DPRC”); Michael David Craig-Scheckman (“Mr. Craig-Scheckman”); AgateCreek LLC (“AgateCreek”); and Scott Edward Burg (“Mr. Burg”), each of which reports shared voting and dispositive power of 12,691,147 shares held for the account of STS Master Fund, Ltd. (the “STS Master Fund”), which is an exempted company organized under the laws of the Cayman Islands. Deer Park serves as investment adviser to the STS Master Fund and, in such capacity, exercises voting and investment power over the shares held in the account for the STS Master Fund. DPRM is the general partner of Deer Park. Each of DPRC and AgateCreek is a member of DPRM. Mr. Craig-Scheckman is the Chief Executive Officer of each of Deer Park and DPRC and the sole owner of DPRC. Mr. Burg is the Chief Investment Officer of Deer Park and the sole member of AgateCreek.

(5)
Based solely on information contained in a Form 4 filed with the Securities and Exchange Commission on January 23, 2018 reporting securities beneficially owned as of January 19, 2018, includes the following: 69,805 shares held directly by Mr. Erbey, 5,849,704 shares held by Munus L.P., and 1,020,852 shares held by Tribue Limited Partnership. Mr. Erbey’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018 reporting securities deemed to be beneficially owned as of December 31, 2017 reports the following: Munus, L.P. is a Georgia limited partnership (“Munus”), in which Elaine Erbey, Mr. Erbey’s spouse (“Mrs. Erbey”), has a 0.18% preferred limited partner interest; The Community Foundation of West Georgia, Inc., a Georgia nonprofit corporation, has a 89.64% preferred limited partner interest with no right to vote or control the assets of Munus; Erbey Holding Corporation, Inc., a Delaware corporation (“Erbey Holding”), has a 9% common limited partner interest; and Carisma Trust, a Nevada trust of which Venia, LLC, a Nevada limited liability company (“Venia”) is trustee, has a 1.0% general partner interest and a 0.18% preferred limited partner interest. Tribue Limited Partnership is a U.S. Virgin Islands limited partnership (“Tribue”), in which Mr. Erbey has a 0.1% general partner interest, and Salt Pond Holdings, LLC, a U.S. Virgin Islands limited liability company (“Salt Pond”), has a 90% preferred limited partner interest and a 9.9% common limited partner interest. The members of Salt Pond are Erbey Holding (19.3%), Christiansted Trust (56.2%), a U.S. Virgin Islands trust (the “C-Trust”), and Frederiksted Trust (24.5%), a U.S. Virgin Islands trust (the “F-Trust” and together with Mr. Erbey, Mrs. Erbey, Erbey Holding, Munus, Tribue, Salt Pond, the C-Trust, Carisma Trust and Venia, the “Reporting Persons”); Erbey Holding is wholly owned by Carisma Trust. The members of Venia are Mrs. Erbey, John Erbey (Mr. Erbey’s brother) and Andrew Burnett, although Mr. Erbey is given sole investment and voting control over any securities owned by Venia or Carisma Trust. Mr. Erbey, John Erbey, Mrs. Erbey and Salt Pond are co-trustees of the C-Trust, with Mr. Erbey and Salt Pond having authority over investment decisions of the C-Trust. Mr. Erbey, John Erbey, and Salt Pond are co-trustees of the F-Trust. Based solely on Mr. Erbey’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, also includes options to acquire 3,400,000 shares which are exercisable on or within 60 days from December 31, 2017.

(6) Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018, reporting securities deemed to be beneficially owned as of December 31, 2017, by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 114,246 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,760 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc., has sole voting power over 119,446 shares, shared voting power over 4,560 shares, sole dispositive power over 8,096,525 shares and shared dispositive power over 118,806 shares.

(7) Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 20187, reporting securities deemed to be beneficially owned as of December 31, 2017, by BlackRock, Inc.  Pursuant to the Schedule 13G/A, BlackRock, Inc. has sole voting power of 6,672,804 shares and sole dispositive power of 6,933,425 shares and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

(8)	Includes options to acquire 63,954 shares which are exercisable on or within 60 days of April 16, 2018.

(9)	Includes options to acquire 68,329 shares which are exercisable on or within 60 days of April 16, 2018.

(10)	Includes options to acquire 124,579 shares which are exercisable on or within 60 days of April 16, 2018.

(11)	Includes options to acquire 1,240,000 shares which are exercisable on or within 60 days of April 16, 2018. Also includes 115,582 shares jointly held by Mr. and Mrs. Ronald M. Faris.

(12)
Does not include 37,175 shares credited to Carol J. Galante pursuant to our Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.

(13)
Does not include 57,076 shares credited to Robert A. Salcetti pursuant to our Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.

(14)
Does not include 32,141 shares credited to DeForest B. Soaries, Jr. pursuant to our Deferral Plan for Directors, of which 12,240 share are not settleable until the six-month anniversary of the director’s termination of service and 19,901 of which are not settleable until January 1, 2023.

(15)	Includes options to acquire 24,790 shares which are exercisable on or within 60 days of April 16, 2018.

(16)
Includes options to acquire 1,584,771 shares which are exercisable on or within 60 days of April 16, 2018. In addition to shares beneficially owned by Executive Officers listed in table, also includes shares beneficially owned by Catherine M. Dondzila, Timothy M. Hayes, and Peter Moenickheim.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS” and such stock, “OMS Preferred Stock”), as of April 16, 2018 by (i) each of our directors and director nominees (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” below for additional detail on OMS Preferred Stock.

Shares Beneficially Owned
Directors and Named Executive Officers:	Title of Class	Amount of Beneficial Ownership	Percent of Class (as of April 16, 2018)
Scott W. Anderson	—	—	—
Michael R. Bourque, Jr.	Class I Preferred	1,000	100%
Alan J. Bowers	—	—	—
John V. Britti	—	—	—
Jacques J. Busquet	—	—	—
Phyllis R. Caldwell	—	—	—
Ronald M. Faris	—	—	—
Carol J. Galante	—	—	—
Robert J. Lipstein	—	—	—
Robert A. Salcetti	—	—	—
DeForest B. Soaries, Jr.	—	—	—
Arthur C. Walker, Jr.	Class B Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (15 persons)[1]	Class D Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (15 persons)	Class I Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (15 persons)	Class B Preferred	1,000	100%

1 Includes Timothy M. Hayes, who beneficially owns 1,000 shares of Class D Preferred Stock.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. As of the end of the most recently completed fiscal year, we did not maintain an equity compensation plan that had not previously been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans(3) (#)
Equity compensation plans approved by security holders	9,462,573	9.97	4,696,602
Equity compensation plans not approved by security holders	—	—	—
Total	9,462,573	9.97	4,696,602

(1)	Includes 6,708,655 shares subject to outstanding stock option awards and 2,753,918 shares subject to outstanding restricted stock unit awards.

(2)	Calculated exclusive of outstanding restricted stock unit awards.

(3)
Represents 4,696,602 shares available for new award grants under the Company’s 2017 Performance Incentive Plan (the “2017 Plan”) as of December 31, 2017. Each share issued under the 2017 Plan pursuant to an award other than a stock option or other purchase right in which the participant pays the fair market value for such share measured as of the grant date, or appreciation right which is based upon the fair market value of a share as of the grant date, shall reduce the number of available shares by 1.2. Pursuant to the 2017 Plan, any shares subject to (1) restricted stock and restricted stock unit awards or (2) stock options granted under our 2007 Equity Incentive Plan that are presently outstanding which are subsequently forfeited, terminated, canceled, or otherwise reacquired by the Company will increase the pool of shares available for new awards under the 2017 Plan at the rate of 1.2 shares or 1.0 shares, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and greater than 10% beneficial owners were complied with during the 2017 fiscal year, except for one late Form 4 filing disclosing 26 transactions by Mr. Devaney.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve long-term shareholder value. In addition, we believe executive compensation should promote individual service longevity through long-term incentive opportunities that are designed to reward consistent high-level performance. The Compensation Committee evaluates performance annually and compensation periodically to help ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

This Compensation Discussion and Analysis provides information regarding the following:

•	compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers at the end of 2017;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide;

•	reasons for the compensation decisions we have made regarding these individuals;

•	determinations of the amount for each element of compensation;

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and

•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2017 are as follows:

Name	Position
Ronald M. Faris(1)	President and Chief Executive Officer
Michael R. Bourque, Jr.	Executive Vice President and Chief Financial Officer
Scott W. Anderson	Executive Vice President and Chief Servicing Officer
John V. Britti	Executive Vice President and Chief Investment Officer
Arthur C. Walker, Jr.	Senior Vice President, Global Tax

(1) As previously announced, Mr. Faris will retire from his position as President and Chief Executive Officer effective June 30, 2018.

2017 Corporate Performance Highlights
In an environment that continued to be challenging, our President and Chief Executive Officer and our other named executive officers contributed significantly to the following 2017 corporate performance highlights:

•
Identified the potential acquisition of PHH Corporation as a strategic opportunity for the Company and negotiated the terms of the transaction, which culminated in the February 2018 signing of a definitive merger agreement.

•
Entered into an agreement with New Residential Investment Corp. and its subsidiaries (NRZ) to convert NRZ’s existing rights to mortgage servicing rights (MSRs) to fully-owned MSRs, which strengthened Ocwen’s liquidity position and significantly reduced market uncertainty around our relationship with NRZ.

•
Refocused our operations on Ocwen’s core businesses, including servicing, and improved the performance of our retail recapture business and reverse mortgage business, with the reverse mortgage business turning in its most profitable year ever.

•	Exited the unprofitable forward correspondent and wholesale lending channels in 2017 and laid the groundwork for exiting our auto floor plan lending business in early 2018.

•	Continued to reduce CFPB complaint volume, with a 29.7% reduction in complaint volume compared to 2016.

•
Helped over 45,000 homeowners through loan modification, and quickly mobilized home retention specialists to provide support for borrowers affected by storms in Houston, Puerto Rico and other areas of the country.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, during 2017 the Compensation Committee conducted a request for proposal process and after a thorough review, retained Willis Towers Watson as its independent compensation consultant. As the Compensation Committee’s independent compensation consultant, Willis Towers Watson formulates reports relating to the Company’s compensation programs, broader market practices and peer company compensation programs, and makes recommendations to the Compensation Committee regarding our compensation programs and appropriate levels of compensation for our executives and non-management directors, among other duties. Willis Towers Watson was engaged in May 2017, replacing Frederic W. Cook & Co., Inc. During 2017, prior to our engagement of Willis Towers Watson, Frederic W. Cook & Co., Inc. provided services relating to review and analysis of our executive and employee compensation practices.

Willis Towers Watson provides no other services to us or any of our affiliates other than the compensation consulting services for the Compensation Committee described above. The Compensation Committee has assessed the independence of Willis Towers Watson and has concluded that its engagement does not raise any conflict of interest with the Company or any of its directors or executive officers.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from the Compensation Committee’s independent compensation consultant, as well as the Compensation Committee’s assessment of compensation trends.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2017 include a base salary and annual incentive opportunity. In addition, long-term incentive opportunities are provided through equity awards. This structure is intended to provide each executive officer with a competitive salary and incentive compensation tied to the achievement of corporate goals, strategic initiatives, individual performance and goals related to creating long-term shareholder value. We have no employment agreements with our executive officers. We believe that our compensation structure is appropriate in light of our performance, our industry, the opportunities and challenges facing our industry, our business and the current business environment.

Compensation (including base salaries and annual incentives) of the President and Chief Executive Officer and our other named executive officers is reviewed periodically by the Compensation Committee. Adjustments are made by the Compensation Committee in its judgment, taking into account compensation arrangements for comparable positions at the peer group companies (discussed below), analysis prepared by Willis Towers Watson, individual performance of the executive officer, an assessment of the value of the individual’s performance going forward and compensation levels necessary to maintain and attract quality personnel. Compensation levels are also considered upon a promotion or other change in job responsibility.  Additionally, the Company considers feedback from shareholders, including feedback in the form of shareholder advisory votes on Ocwen’s executive compensation (discussed below).   The Compensation Committee made no changes to the base salary or annual incentive opportunity of our named executive officers during 2017. In addition, no equity grants were made to our named executive officers during 2017.

Consideration of Shareholder Advisory Say-on-Pay Votes.  In recent years, shareholder feedback in the form of shareholder advisory votes on Ocwen’s executive compensation has been very positive.  At each of our Annual Meetings of Shareholders since 2014, we have received at least 96% of votes cast on our Say-on-Pay proposal in favor of our executive compensation. As a result, the Compensation Committee has continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels. The Compensation Committee and our Board of Directors intend to continue to consider shareholder feedback in the future.

Base Salary. The Compensation Committee sets the base salary of the President and Chief Executive Officer. The base salaries for all other named executive officers are determined by the Compensation Committee after taking into account recommendations from the President and Chief Executive Officer. The Senior Vice President, Human Resources assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials. As discussed above, the Compensation Committee also receives advice from its independent compensation consultant when it determines base salaries.

Annual Incentive Compensation. Ocwen’s annual incentive compensation opportunity for eligible employees, including our executive officers, is provided under the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of equity awards of our stock. Awards under the plan for 2017 were in the form of cash. The plan provides the Compensation Committee with the authority to establish incentive award guidelines which are further discussed below. If equity awards are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2017 Performance Incentive Plan discussed below. Other equity awards may also be made under the 2017 Performance Incentive Plan as discussed below.

Each named executive officer has a target annual incentive award that is expressed as a percentage of total target cash compensation. The target annual incentive award for each named executive officer was determined by the Compensation Committee based on its assessment of the nature and scope of each executive officer’s responsibilities and an assessment of compensation levels necessary to maintain and attract quality personnel. The table below reflects the percentage of each executive officer’s target total cash compensation in 2017 that was allocated to each of base salary and annual incentive compensation under the 1998 Annual Incentive Plan and each executive officer’s actual total compensation that was allocated to each of base salary and such annual incentive compensation.

Name	Base Salary in 2017 ($)	Target Incentive Compensation in 2017 ($)	Base Salary % of Target Total Compensation in 2017	Annual Incentive Compensation % of Target Total Compensation in 2017	Base Salary % of Actual Total Compensation in 2017	Annual Incentive Compensation % of Actual Total Compensation in 2017
Ronald M. Faris	875,000	1,400,000	38%	62%	39%	61%
Michael R. Bourque, Jr. (1)	500,000	250,000	67%	33%	67%	33%
Scott W. Anderson	500,000	500,000	50%	50%	48%	52%
John V. Britti	450,000	450,000	50%	50%	50%	50%
Arthur C. Walker, Jr. (1)	530,400	216,964	71%	29%	71%	29%

(1)	Mr. Bourque and Mr. Walker received OMS cash dividends in the amount of $250,000 and $217,000, respectively, in 2017 (as described under “OMS Preferred Stock Plan” below).

The Compensation Committee structures the annual incentive award opportunity under the 1998 Annual Incentive Plan to help motivate executives to achieve pre-established key performance indicators that it believes will enhance Company performance and long-term shareholder value. In doing so, the Compensation Committee has incorporated a variety of quantitative and qualitative performance measures that it believes will help to incentivize performance that perpetuates the long-term success of the Company and discourages executives from pursuing short-term risks that may not be consistent with achieving such long-term success.

Effective January 1, 2017, the annual incentive award opportunity for our executives (other than the President and Chief Executive Officer) was redesigned to increase the weighting assigned to overall Company performance compared to 2016. For each executive other than the President and Chief Executive Officer, the annual incentive award opportunity was based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard (the Corporate Component) and (ii) a discretionary allocation based on a performance appraisal of the executive officer and the performance of the executive’s business unit or support unit (the Individual Component). For the President and Chief Executive Officer, the annual incentive award opportunity was based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard and (ii) a performance appraisal by the Compensation Committee. For 2017, the applicable percentage weight assigned to each component of each executive officer’s incentive compensation award is detailed below:

Name	Corporate Component	Individual Component
Ronald M. Faris	80%	20%
Michael R. Bourque, Jr.	80%	20%
Scott W. Anderson	80%	20%
John V. Britti	80%	20%
Arthur C. Walker, Jr.	70%	30%

Corporate Component. The corporate scorecard is approved annually by the Compensation Committee. The 2017 corporate scorecard contained both specific financial goals and other non-financial goals that are aligned to key business, risk management and other initiatives. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the “target” performance at a level that is challenging to achieve, a “threshold” level for each goal that must be met in order for any portion of the incentive to be paid with respect to that goal, and a maximum or “outstanding” level for each goal that would result in payment of the maximum bonus opportunity with respect to that goal.  On occasion, the Compensation Committee may assign a “target plus” level where the target level has been significantly surpassed but the outstanding level has not been met. If the “threshold” level is achieved for a particular goal, 50% of the amount allocated to such goal will be earned, if the “target” level is achieved for a particular goal, 100% of the amount allocated to such goal will be earned, if the “target plus” level is achieved, 125% of the amount allocated to such goal will be earned and if the “outstanding” level is achieved for a particular goal, 150% of the amount allocated to such goal will be earned. In addition, the 2017 corporate scorecard provided for extra credit of up to 35% that could be earned based on the Compensation Committee’s evaluation with respect to management identifying and executing appropriate strategic transactions that promote creation of shareholder value through improved scale, branding, cost structure, asset generation capabilities or liquidity. During 2017, an additional 8.75% credit was earned for identifying and executing on such strategic transactions.

Our corporate scorecard for 2017 and corresponding achievement levels are detailed below:

2017 Corporate Scorecard Elements
Corporate Objectives			Achievement Levels			Level Achieved
		Weight	Threshold	Target	Outstanding
1.	Earnings Per Share
	Reduce Loss per share by 35% or $0.56/share versus 2016	25%	$(1.21)	$(1.05)	$(0.89)	Target
2.	Growth
	1. Improve Direct Retail Funded volume by 150% over 2016 volume of $423 million	5%	$952 M	$1,058 M	$1,163 M	Below Threshold
	2.Increase number of active Wholesale brokers by 50%, corresponding to geographical expansion; Count only brokers with at least three loans funded in Q4 (2016: 166)	5%	224	249	274	Below Threshold
	3. Growth within Automotive Capital Services Achieve total gross originations of $635 million (2016 baseline: $102 million)	5%	$508 M	$635 M	$762M	Below Threshold
	4.Automotive Capital Services: Portfolio Quality Achieve loss ratio (new reserves/average monthly receivables) in the second half of 2017 of 2.5% (2nd half 2016 baseline: 14.7%)	5%	3%	2.5%	2%	Below Threshold
3.	Service Excellence
	1. Reduce complaints by the Consumer Financial Protection Bureau by 25% over 2016 (2016 baseline: 3,489)	5%	20% Reduction	25% Reduction	30% Reduction	Target
	2. Continued positive impact of the Corporate Customer Service Excellence Initiative company-wide	5%	Discretion of Compensation Committee			Target
	3. Improve Forward Retail Originations Net Promoter Score	5%	35	45	55	Outstanding
4.	Financial Risk Management
	1. Achieve year-end Balance Sheet cash of $180 million	5%	$150 M	$180 M	$210 M	Outstanding
	2. Achieve year-end Corporate Debt-to-Equity ratio target of 1.50:1	5%	1.8	1.5	1.2	Outstanding
5.	Resolve Legacy Matters	10%	Discretion of Compensation Committee			Target
6.	Continue Enhancing the Ocwen Culture
	1. Continue to foster a culture of effective and efficient Risk and Compliance Management across all three lines of defense	10%	Discretion of Compensation Committee			Target
	2. Continued positive impact of the Corporate Employee Engagement Initiative	5%				Target
	3. Continued positive impact of the Corporate Diversity and Inclusion Initiative	5%				Target Plus
7.	Strategic and Corporate Transactions
	Find and execute on appropriate strategic transactions that create added shareholder value through improved scale, branding, cost structure, asset generation capabilities or liquidity, including acquisitions, sales, capital structure revisions, joint ventures, capital raises and NRZ relationship restructure.	Extra credit up to 35%	Discretion of Compensation Committee			8.75%

Based on the Company’s actual 2017 performance and weightings assigned to each goal, the overall corporate scorecard payout for 2017 was 97.5%.

Individual Component.

Business Unit Scorecard. Each named executive officer’s business unit scorecard contained components of the Company’s corporate scorecard and strategic initiatives related to the respective executive officer’s area of responsibility. As noted above, the incentive opportunity for our President and Chief Executive Officer during 2017 was based on the corporate scorecard and an individual performance appraisal, given his overall responsibility for the performance of the Company. Accordingly, he did not have a business unit scorecard.

For 2017:

•
Mr. Bourque’s and Mr. Walker’s business unit scorecard was based on the overall finance function’s performance initiatives. In 2017, the finance scorecard had five equally weighted goals. One goal focused on enhancing the finance organization’s processes, one goal related to supporting key initiatives of the Company, one goal related to meeting finance department budgets, one goal was related to customer service and one goal was related to compliance and risk management initiatives of the finance department.

•
Mr. Britti’s overall business unit scorecard was based on his oversight of the both the capital markets function and the Company’s investment organization. The goals included customer service, function budgets, compliance and risk, supporting strategic initiatives of the Company and the originations organization.

•
Mr. Anderson’s overall business unit scorecard was based on eight equally weighted departmental scorecards within residential servicing. The departmental scorecards included investor services, default servicing, servicing operations, operational control, call center operations, customer experience, financial operations and record services. Each departmental scorecard included goals related to meeting departmental budgets, achieving customer service targets and risk and compliance goals along with other specific departmental goals.

The weighted value of the various goals in each named executive officer’s business unit scorecard varies depending upon the relative importance of the goals. Additionally, in developing the goals in the executive officer scorecards, we endeavor to incorporate a variety of quantitative and qualitative measures that we believe will help to incentivize performance that perpetuates the long-term success of the Company and discourages executives from pursuing short-term goals that may not be consistent with achieving such long-term success.

Within each component of the business unit scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. Outlined below is the percentage of their target incentive opportunities that our named executive officers are eligible to earn based on their level of achievement under their business unit scorecards (with different structures applying to our named executive officers based in the U.S. Virgin Islands (“USVI”), Messrs. Bourque and Walker).

Level of Achievement	Non-USVI-Based Named Executive Officers	USVI-Based Named Executive Officers
Below Threshold	—	—
Threshold	50%	—
Target	100%	100%
Outstanding	150%	200%

We believe that different incentive compensation structures for eligible USVI-based and non-USVI based employees are appropriate in light of the overall compensation packages available to each executive officer, including eligibility to participate in the plans and programs available in each jurisdiction.

Performance Appraisal. The President and Chief Executive Officer’s performance appraisal rating is determined by the Compensation Committee in consultation with the other non-management directors. The performance appraisal ratings of the other named executive officers are determined by the Compensation Committee after taking into account recommendations from the President and Chief Executive Officer. Named executive officers are rated based on five rating categories: Outstanding, Exceeds Expectations, Meets Expectations, Needs Improvement and Unsatisfactory. In 2017, no named executive officer received a performance appraisal rating that was deemed to Need Improvement or as Unsatisfactory. The performance appraisal for each named executive officer is utilized in determining the discretionary allocation of their individual component.

Each year, the President and Chief Executive Officer, Executive Vice President, Chief Investment Officer and the Senior Vice President, Human Resources present the proposed corporate scorecard results and the business unit scorecard results for each executive officer to the Compensation Committee, together with a recommended performance appraisal rating for each executive (other than the President and Chief Executive Officer). The Compensation Committee evaluates the proposed results and performance appraisal recommendations and determines the final incentive compensation awards for each executive.

Outlined below are the payout results (expressed as a percentage) for each component of the annual incentive opportunity: Corporate Component (based on the corporate scorecard), Individual Component (combined business unit scorecard and performance appraisal) and total payout as a percentage of target annual incentive for each named executive officer.

Payout for Incentive Compensation Components
Name	Corporate Component Payout	Individual Component Payout	Annual Incentive Payout (as a percentage of Target Annual Incentive)
Ronald M. Faris	97.5%	97.5%	97.5%
Michael R. Bourque, Jr.	97.5%	105.0%	98.0%
Scott W. Anderson (1)	97.5%	153.0%	108.6%
John V. Britti	97.5%	117.5%	101.5%
Arthur C. Walker, Jr.	97.5%	105.1%	99.6%
(1) Scott Anderson’s Individual Component Payout reflects a discretionary payout of $42,500, which was approved by the Compensation Committee within the parameters of the 1998 Annual Incentive Plan based on the Compensation Committee’s assessment of his performance in 2017.

The Compensation Committee has approved our 2018 corporate scorecard. Corporate objectives covered in the scorecard include:

•	Financial performance relative to budget

•	Closing our previously announced strategic transaction with PHH Corporation

•	Continuing to enhance our risk and compliance management

•	Increasing customer satisfaction and building on employee initiatives

•	Continuing to resolve key legacy matters

•	Achieving targeted investment returns on certain excess cash amounts

•	Identifying and executing strategic transactions that create shareholder value

Equity Incentive Plan

Ocwen’s long-term incentive opportunity for eligible employees, including executive officers, through equity awards is provided under the 2017 Performance Incentive Plan (the “2017 Plan”). The 2017 Plan was adopted by the Compensation Committee and approved by our shareholders during 2017 and replaces the 2007 Equity Incentive Plan (the “2007 Plan”). Any equity awards granted through the 2007 Plan continue to be administered by the Compensation Committee, as are those granted under the 2017 Plan. The 2017 Plan authorizes the grant of restricted stock, restricted stock units, options, stock appreciation rights or other equity-based awards to our employees (including executive officers), directors, advisors and consultants. To date, we have made grants under the 2017 Plan only to employees and directors. We implemented the 2017 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, support retention of key employees and align the interests of our employees with the interests of our shareholders.

Equity Incentive Plan - 2017 Awards

The Compensation Committee periodically reviews the granting of equity awards to employees based on such factors as Company performance, market competitive conditions and advice on executive compensation from the Compensation Committee’s independent compensation consultant. There were no equity awards granted during 2017 to our named executive officers.

USVI Relocation Program and OMS Preferred Stock Plan

Our USVI operations, which are based in St. Croix, USVI, are important structurally to our business model.  Generally, the senior executives that we have sought to hire as OMS executives have not been based in St. Croix.  Rather, the senior level talent we have recruited has generally been located in major metropolitan centers in the United States that in some cases are thousands of miles from St. Croix.  In addition, St. Croix is generally more economically depressed, but has a higher cost of living, compared to many of the major metropolitan areas of the United States where we believe senior talent is located and a number of our peer companies are based.

USVI Relocation Program. In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above who relocate to the USVI to work for OMS (the “USVI

Relocation Program”).  The USVI Relocation Program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions. Upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. We believe that our USVI Relocation Program is necessary to attract and retain talent that is critical to the success of our USVI operations.  For 2017, each of Messrs. Bourque and Walker received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes. Messrs. Faris, Anderson and Britti did not receive any benefits under the USVI Relocation Program because they are US-based executives.

OMS Preferred Stock Plan. The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. The OMS Preferred Stock Plan was created to induce certain OMS employees to relocate and work in the USVI, remain in the employ of OMS and provide additional incentive to promote the success of OMS.

The Board of Directors of OMS authorized the purchase of 1,000 shares of Class B Preferred Stock by Mr. Walker and 1,000 shares of Class I Preferred Stock by Mr. Bourque on March 5, 2014 and February 14, 2015, respectively. OMS declared quarterly dividends on each of the outstanding classes of OMS Preferred Stock, payable on March 31, 2017, June 30, 2017, October 20, 2017 and December 22, 2017 based upon the performance of OMS during 2017. Details regarding these dividends are set forth in the “Summary Compensation Table” below and accompanying footnotes.  Messrs. Faris, Anderson and Britti did not participate in the OMS Preferred Stock Plan.

Other Compensation

Our policy with respect to employee benefit plans generally is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size. We believe that a competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly-qualified employees. Our named executive officers participate in the benefit plans offered to our salaried employees, generally, including medical, dental, life and disability insurance plans, and a 401(k) retirement program.

Shareholder Say-on-Pay Vote

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy.  In recent years, shareholder feedback in the form of shareholder advisory votes on Ocwen’s executive compensation has been very positive.  At each of our Annual Meetings of Shareholders since 2014, we have received at least 96% of votes cast on our Say-on-Pay proposal in favor of our executive compensation.

As a result, the Compensation Committee has continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels. The Compensation Committee and our Board of Directors intends to continue to consider shareholder feedback in the future. In light of the voting results with respect to the frequency of shareholder votes on executive compensation at our 2017 Annual Meeting of Shareholders, the Board of Directors decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation, which is not required to take place until 2023.

Role of Executive Officers in Compensation Decisions

The President and Chief Executive Officer is involved in the recommendation of certain compensation arrangements for approval by the Compensation Committee. The President and Chief Executive Officer annually reviews the performance of the executive officers and is involved in formulating recommendations regarding equity compensation for the executive officers (other than himself, whose performance is reviewed and compensation determined by the Compensation Committee). The President and Chief Executive Officer presents his conclusions and recommendations regarding annual compensation and annual incentive opportunity amounts for the executive officers to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan or agreements applicable to such awards. All compensation decisions with respect to the compensation of the President and Chief Executive Officer are made by the Compensation Committee, which consults with the other non-management directors and outside advisors to the extent it deems appropriate. The Senior Vice President, Human Resources assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials.

Setting Compensation Levels

The Compensation Committee periodically reviews the compensation of the President and Chief Executive Officer and our other named executive officers.  As discussed above, adjustments are made by the Compensation Committee in its judgment, taking into account compensation arrangements for comparable positions at peer group companies (discussed below), analysis prepared by Willis Towers Watson, individual performance of the executive officer, an assessment of the value of the individual’s performance going forward and compensation levels necessary to maintain and attract quality personnel. Compensation levels are also considered upon a promotion or other change in job responsibility.  Additionally, the Company considers feedback from shareholders, including feedback in the form of shareholder advisory votes on Ocwen’s executive compensation (discussed below).   The Compensation Committee considered the compensation of our named executive officers and made no changes during 2017.

Typically, market reviews for our named executive officers are based on comparisons against a peer group of companies that are recommended to the Compensation Committee by its independent compensation consultant. During 2017, Willis Towers Watson reviewed our peer group and, based on a number of metrics, including industry classification, revenues, number of employees and functional operations, a recommendation was made to refine the peer group. Based on the recommendation of Willis Towers Watson, the Compensation Committee elected to change the peer group. The peer group selected through this process is listed below.

Broadridge Financial Solutions, Inc.	Radian Group Inc.
Euronet Worldwide, Inc.	PennyMac Financial Services, Inc.
CoreLogic, Inc.	MGIC Investment Corporation
Navient Corporation	Black Knight Financial Services, Inc.
DST Systems, Inc.	PHH Corporation
Jack Henry & Associates, Inc.	Flagstar Bancorp, Inc.
Nationstar Mortgage Holdings Inc.	Walter Investment Corporation

Stock Ownership and Prohibition against Short Sales, Hedging and Margin Accounts

Although we do not have stock ownership requirements for our executives, our philosophy is that equity ownership by our executives is important to attract, motivate and retain executives as well as to align their interests with those of our shareholders. The Compensation Committee believes that the Company’s equity plans are adequate to achieve this philosophy. We maintain an Insider Trading Prevention Policy that governs the timing of transactions in securities of the Company by directors and executives.

In addition, our Insider Trading Prevention Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term and to discourage active trading or short-term speculation.

Clawback Policy

The Company maintains an incentive compensation clawback policy that allows our Board of Directors or the Compensation Committee to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity incentive payments or awards to Covered Individuals (as defined below) when (1) the amount of any such payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under federal securities laws, (2) a lesser (or no) payment or award would have been made based upon the restated financial results, and (3) the payment or award was received (or the applicable vesting event of the award occurred) during the three-year period preceding the date on which the Company is required to prepare such accounting restatement.  For purposes of the policy, a “Covered Individual” means any current or former employee who, at the time of receipt of any such payment or award, was an executive officer of the Company or an Executive Vice President or more senior officer of the Company or any of its subsidiaries.

Restrictive Covenants

All of our named executive officers have executed an intellectual property and non-disclosure agreement. This agreement requires the named executive officer to hold all “confidential information” in trust for us and prohibits the named executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or as otherwise required by law. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to its “covered employees.” Prior to federal tax reform enacted in December 2017, Section 162(m) included an exception to this limitation on deductibility for qualifying “performance-based compensation,” provided that certain performance and other requirements are met. Under the new tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is currently uncertain). Also under the new legislation, the definition of “covered employees” has been expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible under Section 162(m) if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives, and in any case, there can be no assurance that any compensation paid by the Company will be fully deductible.
CEO Pay-Ratio Disclosure
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2017 was $2,245,301 and the median of the total 2017 compensation of all of our employees (excluding our CEO) was $31,283 (after applying a cost-of-living adjustment and converting foreign currency to U.S. dollars, as described below). Accordingly, we estimate the cost-of-living-adjusted ratio of our CEO’s total compensation for 2017 to the median of the total 2017 compensation of all of our employees (excluding our CEO) to be 72 to 1.
We identified the median employee by taking into account the total cash compensation paid for 2017 to all individuals, excluding our CEO, who were employed by us or one of our subsidiaries on December 30, 2017. We believe this is an appropriate measure of total compensation because we do not distribute equity awards to all employees. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not annualize the compensation for any employees who were not employed by us for all of 2017. We applied a cost of living adjustment to employees employed outside of the United States as described below. Once the median employee was identified as described above, that employee’s total compensation for 2017 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology (in the case of the median employee’s compensation, as adjusted for cost-of-living and currency conversion as described below).
As permitted under SEC rules, in identifying the median employee and in presenting the median employee’s total 2017 compensation above, we applied a cost-of-living adjustment to the compensation of employees outside the United States based on a purchasing power parity conversion factor published by The World Bank for 2016.2 Using this methodology, we determined that our median employee is employed in Bangalore, India. In calculating the compensation of this employee, which was paid in Indian Rupees, we also applied a currency conversion factor based on the average U.S. dollar to Indian Rupee exchange rate during 2017.3 If we had determined the median employee and total 2017 compensation as described in the preceding paragraph but had not applied a cost-of-living adjustment to identify our median employee or calculate our median employee’s total 2017 compensation, the median of the total 2017 compensation of all of our employees (excluding our CEO) would have been $10,164 and we estimate the resulting ratio of our CEO’s total compensation for 2017 to the median of the total 2017 compensation of all of our employees (excluding our CEO) would have been to 221 to 1.
If we only considered our U.S.-based employees (excluding our CEO) in identifying the median employee using the methodology otherwise described above, we determined that our median U.S.-based employee’s total 2017 compensation was $66,462. Accordingly, we estimate the resulting ratio of our CEO’s total compensation for 2017 to the median of the total 2017 compensation of all our U.S.-based employees (excluding our CEO) to be 34 to 1.

2 The “price level ratio of PPP conversion factor (GDP) to market exchange rate” published by the World Bank indicates how many U.S. dollars are needed to buy one U.S. dollar’s worth of goods in a particular country. For 2016, the most recent data accessible, the ratio reported for India was 0.3, meaning the local currency equivalent of $1 purchased $3.33 worth of goods in India. Similarly, the ratio reported for the Philippines was 0.4, meaning the local currency equivalent of $1 purchased $2.50 worth of goods in the Philippines. Accordingly, we multiplied the 2017 compensation of each employee based in India by 3.33 and of each employee based in the Philippines by 2.5 prior to identifying the employee with the median of the total 2017 compensation and in presenting such employee’s total compensation in order to reflect a cost-of-living adjustment.

3 The average U.S. dollar to Indian Rupee exchange rate during 2017, based on the average buy conversion rate for 2017 as published by OANDA Corporation, was 65.2 to 1.

Report of the Compensation Committee
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

April 19, 2018	Compensation Committee:
DeForest B. Soaries, Jr., Chair
Jacques J. Busquet, Director
Robert J. Lipstein, Director

Summary Compensation Table - 2015, 2016 and 2017
The following table provides information concerning the compensation of our named executive officers for the 2017, 2016 and 2015 fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Ronald M. Faris (8) President and Chief Executive Officer	2017	875,000	—	—	1,365,001	5,300	2,245,301
	2016	875,000	1,755,375(5)	—	1,345,030	5,300	3,980,704
	2015	850,962	—	—	1,339,200	5,300	2,195,462

Michael R. Bourque, Jr. Executive Vice President, Chief Financial Officer	2017	500,000	—	—	244,989	327,905(6)	1,072,894
	2016	500,000	325,646	—	321,227	328,248	1,465,121
	2015	478,846	540,921	143,845	339,200	429,799	1,932,631

Scott W. Anderson Executive Vice President, Chief Servicing Officer	2017	500,000	—	—	542,984	750	1,043,734
	2016	500,000	303,680	—	584,417	6,050	1,394,147
	2015	497,644	540,921	143,845	541,629	5,300	1,729,339

John V. Britti Executive Vice President, Chief Investment Officer	2017	450,000	—	—	456,714	6,050	912,764
	2016	450,000	276,702	—	525,413	6,050	1,258,165
	2015	457,673	540,921	143,845	481,866	5,300	1,629,605

Arthur C. Walker, Jr. Senior Vice President, Global Tax	2017	530,400	—	—	216,039	295,605 (7)	1,042,044
	2016	530,400	181,208	—	313,777	295,951	1,321,336
	2015	533,146	270,462	71,923	296,539	338,265	1,510,335

(1)	Represents the aggregate grant date fair value of stock awards and stock options. These amounts do not represent the actual amounts paid to or realized by the executive.

(2)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards with a service condition on the average of the high and low prices of our common stock as reported on the New York Stock Exchange on the date of grant of the awards. The fair value of the time-based option awards was determined using the Black-Scholes options pricing model, while a lattice (binomial) model was used to determine the fair value of the market-based option awards. Lattice (binomial) models incorporate ranges of assumptions for inputs. Stock unit awards with only a service condition are valued at their intrinsic value, which is the market value of the stock on the date of the award. The fair value of stock unit awards with both a service condition and a market-based vesting condition is based on the output of a Monte Carlo simulation. Additional detail regarding the calculation of these values is included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2017, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018.

(3)	Represents annual incentive compensation earned in the corresponding year and paid in the first quarter of the following year.

(4)
Consists of contributions by Ocwen pursuant to the Ocwen Financial Corporation 401(k) Savings Plan, the Ocwen Financial Corporation Health and Welfare Plan (Health Savings Account) and, as applicable, the other items specified in the footnotes in this column.

(5)	These awards represent the first equity awards granted to Mr. Faris in eight years.

(6)
Consists of USVI Relocation Program benefits in the amount of $67,305 (including a housing allowance of $4,000 per month and amounts to gross-up for taxable USVI Relocation Program expenses in the amount of $19,305), employer contributions to the Ocwen Financial Corporation 401(k) Savings Plan in the amount of $10,600 and dividends of $250 per share on 1,000 shares of OMS Class I Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2017 (see “OMS Preferred Stock Plan” above for additional discussion).

(7)
Consists of USVI Relocation Program benefits in the amount of $67,255 (including a housing allowance of $4,000 per month and amounts to gross-up for taxable USVI Relocation Program expenses in the amount of $19,255), employer contributions to the Ocwen Financial Corporation 401(k) Savings Plan in the amount of $10,600, employer contributions to a Health Savings Plan of

$750 and dividends of $217 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2017 (see “OMS Preferred Stock Plan” above for additional discussion).

(8)	As previously announced, Mr. Faris will retire from his position of President and Chief Executive Officer effective June 30, 2018.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2017

The following table provides information related to the non-equity incentive plan awards under our 1998 Annual Incentive Plan, as amended. We granted no equity incentive plan awards under our 2017 Plan to our named executive officers in fiscal year 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald M. Faris	—	700,000	1,400,000	2,100,000	—	—	—	—	—	—	—
Michael R. Bourque, Jr.	—	—	250,000	500,000	—	—	—	—	—	—	—
Scott W. Anderson	—	250,000	500,000	750,000	—	—	—	—	—	—	—
John V. Britti	—	225,000	450,000	675,000	—	—	—	—	—	—	—
Arthur C. Walker, Jr.	—	—	216,964	433,928	—	—	—	—	—	—	—

(1)
These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2017 service under the different achievement levels under their 2017 annual incentive opportunity, which are more fully discussed in “Compensation Discussion and Analysis,” pursuant to our 1998 Annual Incentive Plan. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2017 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2017 for the individuals named in the Summary Compensation Table.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald M. Faris	310,000	-	-	4.82	7/14/2018	-	-	-	-
	620,000	-	-	4.82	7/14/2018	-	-	-	-
	310,000	-	-	4.82	7/14/2018	-	-	-	-
	-	-	-	-	-	153,417(5)	480,195	-	-
	-	-	-	-	-	451,226(6)	1,412,337	-	-

Michael R. Bourque, Jr.	16,386	16,386(7)	-	10.14	2/24/2025	10,224(8)	32,001	-	-
	-	-	-	-	-	-	-	48,231(9)	150,963
	18,750	6,250(10)	-	37.12	4/28/2024			-	-
	-	-	50,000(11)	37.12	4/28/2024	-	-	-	-
	-	-	25,000(12)	37.12	4/28/2024	-	-	-	-
	-	-	-	-	-	43,333(5)	135,632	-	-
	-	-	-	-	-	63,750(6)	199,537	-	-

Scott W. Anderson	16,386	16,386(7)	-	10.14	2/24/2025	10,224(8)	32,001	-	-
	-	-	-	-	-	-	-	48,231(9)	150,963
	16,875	5,625(13)	-	33.45	5/14/2024	-	-	-	-
	-	-	45,000(14)	33.45	5/14/2024	-	-	-	-
	-	-	22,500(15)	33.45	5/14/2024	-	-	-	-
	-	-	-	-		40,000(5)	125,200	-	-
	-	-	-	-	-	60,000(6)	187,800	-	-

John V. Britti	16,386	16,386(7)	-	10.14	2/24/2025	10,224(8)	32,001	-	-
	-	-	-	-	-			48,231(9)	150,963
	100,000	-	-	16.17	3/5/2022	-	-	-	-
	-	-	-	-	-	36,666(5)	114,765	-	-
	-	-	-	-	-	54,375(6)	170,194	-	-

Arthur C. Walker	12,500	-	-	51.70	08/26/2023	-	-	-	-
	-	-	25,000(16)	51.70	08/26/2023	-	-	-	-
	-	-	12,500(17)	51.70	08/26/2023	-	-	-	-
	8,193	8,193(7)	-	10.14	02/24/2025	-	-	-	-
						5,112(8)	16,000	-	-
	-	-	-	-	-	-	-	24,115(9)	75,480
	-	-	-	-	-	24,000(5)	75,120	-	-
	-	-	-	-	-	35,625(6)	111,506	-	-

(1)	Consists of equity awards with respect to which, as of December 31, 2017, any applicable performance hurdles have been met but awards remain subject to time-based vesting criteria.

(2)	Consists of equity awards with respect to which, as of December 31, 2017, the applicable performance hurdles have not been met.

(3)
Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource Portfolio Solutions, SA (“Altisource”) spin-off transaction completed on August 10, 2009 to reflect the value of Altisource.

(4)
The dollar amounts shown in these columns are determined by multiplying the number of unvested shares or units subject to the award by $3.13, the closing price of a share of our common stock on the New York Stock Exchange on December 29, 2017 (the last trading day of 2017).

(5)	The remaining stock units vest in two equal installments on March 29, 2018 and March 29, 2019.

(6)	The remaining stock units vest in three equal installments on March 29, 2018, March 29, 2019 and March 29, 2020.

(7)	The remaining options vest in two equal installments on February 24, 2018 and February 24, 2019.

(8) The remaining stock units vests in two equal installments on February 24, 2018 and February 24, 2019.

(9)
The stock unit award vests upon the Average Stock Price equaling or exceeding $16.26. For these purposes, “Average Stock Price” means the average of the Adjusted Stock Price for a period of twenty consecutive trading days, and the term “Adjusted Stock Price” shall mean, for a particular trading day, the sum of (i) the closing price of the Corporation’s common stock on such trading day, and (ii) the aggregate amount of dividends paid by the Company on a share of its common stock during the period commencing on the award date and ending on the applicable trading day.

(10)	The remaining options vest on April 28, 2018.

(11)	One-fourth vests upon achieving a stock price of $74.24 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(12)	One-fourth vests upon achieving a stock price of $111.36 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(13)	The remaining options vest on May 14, 2018.

(14)	One-fourth vests upon achieving a stock price of $66.90 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(15)	One-fourth vests upon achieving a stock price of $100.35 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(16)
The option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $103.40 with a 20% or greater annualized rate of return in the stock price measured from the date of grant.

(17)
The option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $155.10 with a 25% or greater annualized rate of return in the stock price measured from the date of grant.

Option Exercises and Stock Vested During 2017

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2017 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald M. Faris	—	—	227,118	1,201,454
Michael R. Bourque, Jr.	—	—	51,364	256,345
Scott W. Anderson	—	—	50,113	246,279
John V. Britti	—	—	41,572	214,547
Arthur C. Walker	—	—	26,432	137,140

(1)	No options were exercised during 2017.

(2)	The dollar amounts shown in this column for stock awards are calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the date of vesting.
Potential Payments upon Termination or Change in Control
We have no employment agreements with our named executive officers. Therefore, we would treat any termination of employment of a named executive officer as we believe is appropriate in light of the circumstances, subject to the terms of our agreements with the executive, including any equity award agreement and the intellectual property and non-disclosure agreement discussed above under “Restrictive Covenants," our clawback policy and, if applicable, the employment laws of the USVI and our USVI relocation policy. In addition, a named executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 2007 Plan and the 2017 Plan.

Our stock option agreements generally provide for accelerated vesting such that, upon a named executive officer’s death, disability, retirement or termination by the Company without cause, in each case as defined in the applicable stock option agreement, all unvested options that vest over a certain time period (“time-based”) would immediately vest. In the event of death, disability, retirement or termination by the Company without cause, all unvested options that vest in accordance with the fulfillment of market conditions or other performance criteria (“performance-based”) would generally continue to vest if the particular performance criteria is satisfied (in the case of retirement or termination without cause, within 90 days of termination). Upon death, disability, retirement or termination by the Company without cause, all vested options generally terminate within a specified timeframe. Upon termination for cause, all vested and unvested options are immediately terminated. Additionally, pursuant to these stock option agreements, if there is a “change of control” as defined in the applicable stock option agreement, all options would immediately vest.

Our time-based and performance-based stock unit agreements provide for continued vesting upon a named executive officer’s retirement, disability or death. Upon retirement on or after the first anniversary of the award, or in the event of disability, vesting of the award continues as provided in the award agreement if the named executive officer meets certain conditions relating to cooperation and non-competition as set forth in the agreement. Upon death, vesting also continues as provided in the award agreement. If terminated (other than by retirement, disability or death), any unvested portion of the award shall be terminated on the last day of the named executive officer’s employment. If there is a “change of control” as defined in the applicable stock unit agreement, then all outstanding and unvested awards immediately vest.
As of December 29, 2017 (the last trading day of the year), and based upon a comparison of the closing price of our common stock on the New York Stock Exchange on such date with applicable option exercise prices, none of the stock options for which vesting would accelerate in any of the circumstances referred to above had value.
We believe that the provisions in our equity award agreements that provide for accelerated vesting upon a change in control support our compelling business need to incentivize the retention of key employees during the uncertain times preceding a change in control.
Pursuant to our USVI Relocation Program, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. Messrs. Bourque and Walker qualify for this benefit. In addition, if a participant at the level of executive vice president or above is involuntarily terminated without cause, such participant is eligible to receive a lump sum severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. See “USVI Relocation Program” above. Mr. Bourque qualifies for such benefits and, in the event of involuntary termination without cause, would receive a lump sum severance payment equal to six months’ base salary. In addition, the Company separately agreed to provide Mr. Walker with a severance payment equal to six months’ base salary in the event of termination of employment.

The table below sets forth the potential benefits that each named executive officer would have been entitled to receive from the Company under the USVI Relocation Program on a termination of his employment under the circumstances described above, and the potential benefits that each named executive officer would have been entitled to receive with respect to accelerated vesting of his equity awards had a termination of his employment under the circumstances described above or a change in control of the Company occurred, assuming that the event occurred on the last day of fiscal year 2017.

Potential Payments upon Termination or Change in Control(1)
Name	Severance Payment ($)	Value of Any Outstanding Equity Awards that Would Accelerate (3) ($)
Ronald M. Faris	—	1,892,532
Michael R. Bourque, Jr.(2)	250,000	518,133
Scott W. Anderson	—	495,964
John V. Britti	—	467,923
Arthur C. Walker(2)	262,500	278,106

(1)	As of December 31, 2017.

(2)	Also entitled to expenses associated with relocating to the United States in the event of termination of employment, as discussed above.

(3)
The dollar amounts shown in these columns are determined by multiplying (i) the number of unvested restricted stock units held by the named executive officer that would accelerate by (ii) $3.13, the closing price of a share of our common stock on the New York Stock Exchange on December 29, 2017 (the last trading day of the year). Vesting of restricted stock unit awards does not accelerate upon retirement, disability, or death. If terminated other than by retirement, disability or death or in change of control circumstances, any unvested portion of the award shall be terminated on the last day of the named executive officer’s employment. Based upon a comparison of the closing price of our common stock on the New York Stock Exchange on December 29, 2017 with applicable option exercise prices, no stock options for which vesting would accelerate had value.

Subsequent Events – Agreement with Mr. Faris

As disclosed on our current report on Form 8-K filed April 19, 2018, the Company entered into a release and restrictive covenants agreement with Mr. Faris dated April 17, 2018. Under the agreement, Mr. Faris will be subject to two-year non-competition, three-year non-intervention and three-year non-solicitation provisions and will render transition services to the Company for a period of six months. The agreement provides for a lump sum payment of $1,750,000 in respect of the restrictive covenant and consulting obligations, a lump sum payment of $1,050,000 in respect of Mr. Faris’ 2018 annual short-term incentive opportunity, continued
participation in the Company’s medical plans for 10 years (to the extent permitted by the plan(s)) and continued vesting of his outstanding restricted stock unit and performance stock unit awards in accordance with the terms thereof applicable in the event of retirement.

ADVISORY RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2018 and has further directed that such appointment be submitted for ratification, on an advisory basis, by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2018.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2017;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees”; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2017.

The Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com.

April 19, 2018	Audit Committee
Alan J. Bowers, Chair
Robert J. Lipstein, Director
Robert A. Salcetti, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2017 and 2016:

	2017	2016
Audit Fees	$5,067,000	$4,940,000
Audit Related Fees	—	—
Tax Fees	1,723,352	1,435,765
All Other Fees	—	150,000
Total	$6,790,352	$6,525,765

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2017 and 2016, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2017 and 2016 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate amounts billed in each of the last two fiscal years by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2017 and the proposed services for 2018 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Principles for Audit Committee Pre-Approval of Audit and Non-Audit Services Provided by the Independent Auditor (the “Pre-Approval Principles”). The Audit Committee has adopted the Pre-Approval Principles to set forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements filed with the Securities and Exchange Commission or any separate financial statements that may be required.

Pursuant to the Pre-Approval Principles, proposed services may either be pre-approved by the Audit Committee on a categorical basis, without consideration of specific services (“general pre-approval”), or may be subject to case-by-case pre-approval by the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure for purposes of addressing the Company’s auditing and non-auditing services and for evaluating the potential impact of non-audit services on the independence of the independent auditor.

Pursuant to the Pre-Approval Principles, regardless of whether a class of services or individual service is proposed for general or specific pre-approval, the Audit Committee shall consider whether such service is consistent with applicable Securities and Exchange Commission and Public Company Accounting Oversight Board rules and guidance with respect to auditor independence. The Audit Committee shall also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service may enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee shall also be mindful of the relationship between fees for audit and non-audit services in determining whether to pre-approve any class of services or individual service and may determine, for each year, the appropriate ratio between the total amount of “Audit Fees,” “Audit-Related Fees” and “Tax Fees” and the total amount of fees for permissible non-audit services classified under “All Other Fees.”

All audit and permitted non-audit services to be provided by the independent auditor, including the projected fees for such services, shall be pre-approved by the Audit Committee. In general, predictable and recurring audit and permitted non-audit services shall be considered for general and/or specific pre-approval by the full Audit Committee on an annual basis, generally in the beginning of each calendar year in conjunction with the selection of the independent auditor. At this time, the Audit Committee may also choose to provide pre-approval of audit, audit-related and tax services that may ultimately be required, but are not specifically identified at the beginning of the calendar year.

For any services not covered by these initial pre-approvals, the Audit Committee delegates authority to the Chair of the Audit Committee to pre-approve any audit or permitted non-audit or tax service for which the estimated fee does not exceed $500,000. Any service not covered by the Audit Committee’s initial pre-approvals and for which fees are expected to exceed $500,000 shall be pre-approved by the full Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for our named executive officers.

As described in more detail under the heading “Executive Compensation,” we believe our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy.  In recent years, shareholder feedback in the form of shareholder advisory votes on Ocwen’s executive compensation has been very positive.  At last year’s Annual Meeting of Shareholders, over 97% of votes cast on our Say-on-Pay proposal were in favor of our executive compensation.  At each of our Annual Meetings of Shareholders since 2014, we have received at least 96% of votes cast on our Say-on-Pay proposal in favor of our executive compensation.  As a result, the Compensation Committee has continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels, The Compensation Committee and our Board of Directors intends to continue to consider shareholder feedback in the future.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

While the Compensation Committee and our Board of Directors intend to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables contained in this proxy statement.

The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the named executive officers each year at the annual meeting of shareholders. This policy aligns with the preference expressed by our shareholders at our 2017 Annual Meeting for Shareholders, who voted overwhelmingly to advise the Company to hold Say-on-Pay votes annually. Therefore, we expect that the next such vote will occur at the 2019 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Ocwen’s Related Party Transactions Approval Policy (the “Policy”) sets forth our policies and procedures for the review, approval and monitoring of Related Party Transactions (which, as defined in the Policy and subject to certain exceptions, includes transactions in which the amount involved exceeds $120,000 and that involve Ocwen and (i) any person who is a director, nominee for director or senior vice-president or higher ranking employee of the Company or any of its subsidiaries and any other person who performs policy-making functions for the Company, (ii) any person who beneficially owns more than five percent of any class of the Company’s voting securities, (iii) any immediate family member of any of the foregoing persons, (iv) any entity or individual controlling or under common control with the Company or any of its subsidiaries, (v) any entity or individual covered by paragraph f or g of the definition of “Related Parties” in the Glossary of Financial Accounting Standards Board Accounting Standards Codification 850, Related Party Disclosures (“ASC 850”) such that disclosures of transactions with such entity or individual would be required in the Company’s audited financial statements under ASC 850, (vi) any entity or individual sharing any risk, compliance, internal audit or vendor oversight function with the Company or any of its subsidiaries and (vii) Altisource Portfolio Solutions, S.A. (“Altisource”), Front Yard Residential Corporation (formerly known as Altisource Residential Corporation), Altisource Asset Management Corporation, or any of their subsidiaries). Our written Code of Business Conduct and Ethics, which is available at www.ocwen.com, also includes policies and procedures that broadly cover situations in which conflicts of interest may arise.

The Risk and Compliance Committee (the “Committee”) of the Board of Directors provides independent review, approval and oversight of Related Party Transactions as required under the Policy.

In connection with the review and approval of a Related Party Transaction, the Committee is to be provided with the pertinent details of the proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the perceived benefits or any detriments to Ocwen. In determining whether to approve a Related Party Transaction, the Committee may consider the following factors, as well as any others it deems appropriate, to the extent relevant to the transaction (i) whether the transaction is in the best interests of Ocwen; (ii) whether there are any alternatives to the Related Party Transaction; (iii) whether the Related Party Transaction is on terms comparable to those available to third parties; (iv) the potential for the Related Party Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, (v) the overall fairness of the Related Party Transaction to Ocwen and (vi) any impact, positive or negative, on borrowers or mortgage loan investors. The Committee may request or require members of management to make certain modifications to a proposed Related Party Transaction prior to its approval of such Related Party Transaction.

Relationship with Altisource

William C. Erbey beneficially owned approximately 15.1% of our common stock as of December 31, 2017 and continues to beneficially own approximately 7.5% of our common stock as of April 16, 2018, in each case based solely on information contained in filings with the Securities and Exchange Commission. In addition, Mr. Erbey owned approximately 33.5% of the common stock of Altisource as of December 1, 2017 based solely on information contained in filings with the Securities and Exchange Commission. As a result of these ownership interests, we have determined that Mr. Erbey may be considered to have an indirect material interest in our transactions with Altisource for purposes of applicable Securities and Exchange Commission rules.

Our relationship with Altisource is governed by a series of agreements that set forth the terms on which we do business with Altisource. The key agreements are summarized below.

Each of Ocwen Financial Corporation and OMS are parties to a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement with Altisource. Under the Services Agreements, Altisource provides various business process outsourcing services, such as residential property valuation services and residential property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a Master Services Agreement pursuant to which Altisource currently provides title services to Liberty Home Equity Solutions, Inc. Ocwen also has a General Referral Fee agreement with Altisource pursuant to which Ocwen receives referral fees which are paid out of the commission that would otherwise be paid to Altisource as the selling broker in connection with real estate sales services provided by Altisource.

Our servicing system runs on an information technology system that we license from Altisource (the REALServicing® system) pursuant to a statement of work under the Technology Products Services Agreements. We are currently in the process of transitioning to a new servicing system and have entered into agreements with certain subsidiaries of Black Knight, Inc. (Black Knight) pursuant to which we plan to transition to Black Knight’s LoanSphere MSP® servicing system. Based on substantive discussions with Altisource prior to entering into our agreements with Black Knight, Ocwen expects to enter into mutually acceptable agreements that provide for Ocwen’s transition to the new servicing system and the termination of the statement of work for the use of the REALServicing system. In addition, PHH Corporation, with whom we have entered into an Agreement and Plan of Merger, currently utilizes the MSP servicing system for its servicing operations. If the PHH transaction closes, which is currently expected to occur in the second half of 2018, Ocwen intends to transfer the loans it services to the MSP platform utilized by PHH, which may accelerate our transition to MSP. However, until we complete our transition to MSP, we remain substantially dependent on Altisource. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations, our business and operations would suffer.

Certain services provided by Altisource under these agreements are charged to the borrower and/or mortgage loan investor. Accordingly, such services, while derived from our loan servicing portfolio, are not reported as expenses by Ocwen. These services include residential property valuation, residential property preservation and inspection services, title services and real estate sales related services. Similar to other vendors, in the event that Altisource’s activities do not comply with the applicable servicing criteria, we could be exposed to liability as the servicer and it could negatively impact our relationships with our servicing clients, borrowers or regulators, among others. Under certain circumstances, we would have recourse under our contractual agreements with Altisource if we were to experience adverse consequences as a result of Altisource’s non-compliance with applicable servicing criteria.

During 2017 we subleased office space from Altisource in Atlanta, Georgia and we subleased office space to Altisource at our Fort Washington, Pennsylvania office. Both subleases have now been terminated.

For the year ended December 31, 2017, we generated revenues of $0.1 million under our agreements with Altisource, and we paid expenses of $53.3 million to Altisource. At December 31, 2017, the net amount payable to Altisource was $4.4 million.

Indemnification Obligations

Similar to most other public companies, we have indemnification obligations to our current and former directors and officers, including the advancement of expenses in certain circumstances. During 2017, in accordance with our indemnification obligations, we advanced approximately $685,980 with respect to certain litigation-related expenses incurred by Mr. Erbey by reason of the fact he was a director and officer of Ocwen prior to his resignation in January 2015. Since his resignation, Mr. Erbey has had no directorial, management, oversight, consulting or other role at Ocwen. Mr. Erbey has provided an undertaking to repay all amounts advanced to the extent that it is ultimately determined that he is not entitled to be indemnified.

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any postponement or adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their judgment, unless otherwise restricted by law.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our 2019 Annual Meeting of Shareholders, must be received by the Secretary of Ocwen at our principal executive offices no later than December 20, 2018 and must comply with the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.

If a shareholder wants to present a proposal, or nominate a person for election as Director, at the 2019 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than December 20, 2018 and no later than January 19, 2019, which notice of the proposal or nomination must meet the requirements set forth in Sections 1.1 and 2.2 of our Bylaws, respectively. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2019 proxy materials and notices of intent to present a proposal or nomination directly at the 2019 Annual Meeting should be mailed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2017 was mailed on or about April 19, 2018 to shareholders of record as of March 23, 2018. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com in the Financial Information section under the “Shareholders” tab.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the Record Date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2017 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and 2017 annual report will be supplied to Brokers for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “for all” the nominees for Director named earlier in this proxy statement, (ii) “for” the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, and (iii) “for” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Should any matter not described above be properly presented at the meeting, it is the intention of the management proxy holders to vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2018 Annual Meeting. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” above for further details on admission requirements.

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, shareholders of record who have the same address and last name and did not receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of proxy materials was delivered. If you are a shareholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-542-1061. If you are a beneficial shareholder, please contact your Broker directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

This proxy statement and our 2017 annual report may be viewed online at www.ocwen.com in the Financial Information section under the “Shareholders” tab. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a Broker, refer to the information provided by that entity for instructions on how to elect this option.

OCWEN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 22, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 22, 2018. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43907-P04230 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OCWEN FINANCIAL CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Phyllis R. Caldwell
02) Alan J. Bowers
03) Jacques J. Busquet
04) Carol J. Galante
05) Robert J. Lipstein
06) Robert A. Salcetti
07) DeForest B. Soaries, Jr.

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: At their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100, West Palm Beach, FL 33409

FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2018, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation's independent registered public accounting firm for 2018 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

E43908-P04230

OCWEN FINANCIAL CORPORATION
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE ONLY AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF

The undersigned hereby appoints Ronald M. Faris, Timothy M. Hayes and Michael J. Stanton, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the "Company") held of record by the undersigned on March 23, 2018, at the Annual Meeting of Shareholders to be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406 on Wednesday, May 23, 2018, at 9:00 a.m., Eastern Daylight Time and at any postponement or adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. **If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement.** You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 23, 2018, or any postponement or adjournment thereof, a Proxy Statement for the Annual Meeting and the 2017 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side